Exhibit 10.1

EXECUTION COPY

CO-DEVELOPMENT AGREEMENT
By and between
Alnylam Pharmaceuticals, Inc.,
BXLS V Bodyguard – PCP L.P.
AND
BXLS Family Investment Partnership V – ESC L.P.
Dated August 15, 2020

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

-i-

-ii-

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EXECUTION COPY
CO-DEVELOPMENT AGREEMENT
This Co-Development Agreement (“Agreement”), made effective as of August 15, 2020 (the “Effective Date”), is by and between Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Alnylam”), BXLS V Bodyguard – PCP L.P., a Delaware limited partnership organized and existing under the laws of the state of Delaware (for itself, and as the “Administrative Agent” hereunder), and BXLS Family Investment Partnership V – ESC L.P., a Delaware limited partnership organized and existing under the laws of the state of Delaware (each of BXLS V Bodyguard – PCP L.P. and BXLS Family Investment Partnership V – ESC L.P., a “Blackstone Entity” and collectively, “Blackstone”) (each, a “Party” and collectively, the “Parties”).
WHEREAS, Blackstone is in the business of facilitating, among other things, the development and approval of pharmaceutical products and desires to provide financing with respect to the design and conduct of certain Clinical Trials for the development of the Products for certain cardio-metabolic indications; and
WHEREAS, Alnylam has rights to the Products, is designing and conducting (or preparing to design and conduct) clinical trials of the Products, and would like to enter into an agreement with Blackstone to provide funding for the continued development of the Products.
NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Defined Terms. Initially capitalized terms will have the meaning ascribed to such terms in this Agreement, including the following terms which will have the following respective meanings:
1.1.1    “AAA” has the meaning ascribed to such term in Section 3.7.
1.1.2    “Administrative Agent” has the meaning ascribed to such term in the Preamble.
1.1.3    “Adverse Patent Impact” has the meaning ascribed to such term in Section 13.3.7.

1.1.4    “Affiliate” means, with respect to a Party, a business entity under common control with, or controlling or controlled by, such Party, with “control” meaning direct or indirect ownership of fifty percent (50%) or more of the voting interest in such other entity, and in the case of a partnership, control of the general partner. Notwithstanding the foregoing, neither The Blackstone Group Inc. nor any of its divisions, including Blackstone Life Science Advisors L.L.C., will be deemed to be an “Affiliate” of Blackstone. For clarity, with respect to Alnylam, “Affiliate” shall expressly include Alnylam (Bermuda) Ltd.
1.1.5    “Agent Indemnitee” has the meaning ascribed to such term in Section 7.5.1.5.
1.1.6    “Alliance Manager” has the meaning ascribed to such term in Section 5.1.5.
1.1.7    “ALN-AGT” means, subject to Section 3.9, (a) an RNAi therapeutic product also known as ALN-AGT targeting angiotensinogen which, as of the Effective Date, is in Development by Alnylam for the treatment of hypertension in high unmet need populations, as described on Exhibit A-1 hereto (an “Existing ALN-AGT Product,” in any form, formulation, dose or dosage form, including any salt thereof, under any brand name or as a generic product), [***].
1.1.8    “[***]
1.1.9    “ALN-AGT Collateral” means all of Alnylam’s right, title and interest (excluding any leasehold interest) in, to and under the ALN-AGT Product IP, whether now owned or existing or hereafter arising or acquired, including, but not limited to, the Alnylam Intellectual Property set forth in Schedule 7.1.1(a) hereto, and all proceeds related to any of the foregoing.
1.1.10    “ALN-AGT Development Costs” has the meaning ascribed to such term in Section 4.1.2.
1.1.11    “ALN-AGT Development Plan” means a written plan for the ALN-AGT Development Program, the initial version of which is attached hereto as Exhibit B-1, and which will be subject to amendment by the JSC from time to time during the Development Term.
1.1.12    “ALN-AGT Development Program” means the development program to be undertaken by the Parties to Develop ALN-AGT that includes the CMC, clinical and regulatory strategy for ALN-AGT (including the Clinical Trials to be conducted by Alnylam for ALN-AGT).
1.1.13    “ALN-AGT Maximum Development Costs” has the meaning ascribed to such term in Section 4.1.2.

1.1.14    “ALN-AGT Phase 2 Development Costs” has the meaning ascribed to such term in Section 4.1.2.
1.1.15    “ALN-AGT Phase 2 Success Payment Trigger” has the meaning ascribed to such term in Section 6.1.2.1.
1.1.16    “ALN-AGT Phase 2 Success Payments” has the meaning ascribed to such term in Section 6.1.2.1.
1.1.17    “ALN-AGT Phase 2 Success Target” has the meaning ascribed to such term in Section 6.2.2.2.
1.1.18    “ALN-AGT Phase 2 Trial” means the Phase 2 Clinical Trial for ALN-AGT described in the ALN-AGT Development Plan.
1.1.19    “ALN-AGT Phase 3 Approval Target” has the meaning ascribed to such term in Section 6.2.3.2.
1.1.20    “ALN-AGT Phase 3 Development Costs” has the meaning ascribed to such term in Section 4.1.2.
1.1.21    “ALN-AGT Phase 3 Success Payment Trigger” has the meaning ascribed to such term in Section 6.1.3.
1.1.22    “ALN-AGT Phase 3 Success Payments” has the meaning ascribed to such term in Section 6.1.3.
1.1.23    “ALN-AGT Phase 3 Trial” means the Phase 3 Clinical Trial for ALN-AGT described in the ALN-AGT Development Plan.
1.1.24    “ALN-AGT Product IP” means any and all (i) Patents, Copyrights, Trademarks, trade secrets and other intellectual property recognized throughout the world under Applicable Law, including the Orange Book Patents, (other than Patents, Copyrights, Trademarks, trade secrets and other intellectual property recognized under Applicable Law consisting of RPA Assets (as defined in the Term Loan Agreement as in effect on the date hereof)) that are necessary for, and material to, the research, Development, manufacture, Commercialization, or other exploitation of ALN-AGT, in each case, during the term of this Agreement, (ii) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements, violations or misappropriations of any of the foregoing, (iii) the right to sue for past, present and future infringements, violations or misappropriations of any of the foregoing, (iv) any Regulatory Approval of ALN-AGT, and (v) all rights corresponding to any of the foregoing throughout the world; provided, however, that clause (i) shall not include any Shared IP.

1.1.25    “ALN-AGT Security Interest” has the meaning ascribed to such term in Section 7.1.2.
1.1.26    “Alnylam” has the meaning ascribed to such term in the Preamble.
1.1.27    “Alnylam Confidential Information” means all Confidential Information provided or disclosed by or on behalf of Alnylam or its Representatives to Blackstone or its Representatives hereunder. For clarity, Alnylam Confidential Information will include any and all CMC Information.
1.1.28    “Alnylam Improvements” has the meaning ascribed to such term in Section 10.1.1.3.
1.1.29    “Alnylam Indemnified Parties” has the meaning ascribed to such term in Section 11.1.1.
1.1.30    “Alnylam Intellectual Property” means all Intellectual Property owned or Controlled by Alnylam or its Affiliates that is necessary or useful for the Development, manufacture, use, Commercialization, import, or export of the Products, including Trial Inventions.
1.1.31    “Alnylam Obligations” means all indebtedness, liabilities and other obligations of Alnylam to Blackstone under or in connection with this Agreement and other documents executed in connection herewith, including, without limitation, all amounts payable to Blackstone pursuant to Article 6 hereof and any and all damages resulting from breach of this Agreement by Alnylam, all interest accrued thereon, all fees and all other amounts payable by Alnylam to Blackstone thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against Alnylam of any bankruptcy or insolvency proceeding
1.1.32    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.
1.1.33    “Appellate Rules” has the meaning ascribed to such term in Section 14.10.2.5.
1.1.34    “Applicable Law” means the applicable laws, statutes, rules, regulations, guidelines, or other requirements of any Governmental Authorities (including any Regulatory Authorities), to the extent legally binding, that may be in effect from time to time in any country or regulatory jurisdiction. For clarity, Applicable Laws will include the FFDCA, the Anti-Corruption Laws, Data Privacy Laws and all laws, regulations and legally binding guidelines applicable to the Product Clinical Trials, including GCP, GLP, GMP and ICH guidelines.

1.1.35    “Approval Indication” means the treatment of the cardiomyopathy of wild-type or hereditary transthyretin-mediated amyloidosis.
1.1.36    “Blackstone” has the meaning ascribed to such term in the Preamble.
1.1.37    “Blackstone Collateral” means the ALN-AGT Collateral, the Vutrisiran Collateral and the Development Costs Account, and any proceeds therefrom.
1.1.38    “Blackstone Entity” has the meaning ascribed to such term in the Preamble.
1.1.39    “Blackstone Indemnified Parties” has the meaning ascribed to such term in Section 11.1.2.
1.1.40    “Blackstone Security Interests” has the meaning ascribed to such term in Section 7.1.2.
1.1.41    “Business Day” means a day that is not a Saturday, Sunday or a U.S. federal holiday. For the avoidance of doubt, with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, will not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.
1.1.42    “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the (a) the first Calendar Quarter will begin on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date falls, and (b) the final Calendar Quarter will end on the last day of the Term.
1.1.43    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, (a) the first Calendar Year will begin on the Effective Date and end on December 31 of the Calendar Year in which the Effective Date falls, and (b) the final Calendar Year will end on the last day of the Term.
1.1.44    “Case Report Form” or “CRF” means the collection of documents designed specifically for recording data pursuant to a Protocol, which CRF will be completed for each Clinical Trial subject and will be in electronic form, validated and in compliance with all Applicable Laws.
1.1.45    “Change of Control” means, with respect to Alnylam, at any time prior to the date of the payment by Alnylam of the final Success Payment hereunder, (a) a merger, reorganization or consolidation with a Third Party which results in the voting securities of

Alnylam outstanding immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction in which a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Alnylam, other than through the issuance of voting securities for the purpose of raising financing to one or more financial or institutional investors that are not then controlled by an entity engaged in the development or commercialization of pharmaceutical or biotechnology products, or (c) the sale or other transfer of all or substantially all of Alnylam’s business or assets relating to a Product, provided that a Change of Control will not be deemed to have occurred in the event that the Third Party in any of the foregoing transactions is a venture capital fund, pension fund, investment fund, commercial or investment bank, insurance company, or similar financial institution, in each case that is not then a controlled Affiliate of a company engaged in the development and/or commercialization of pharmaceutical or biotechnology products.
1.1.46    “Claim” means any Third Party claim, demand, suit or cause of action.
1.1.47    “Clinical Hold” means, in the U.S., an order issued by FDA to the sponsor of a Clinical Trial to delay or suspend an ongoing Clinical Trial, as set forth in 21 U.S.C. §312.42, or outside of the U.S., the foreign equivalent thereof issued by the applicable Regulatory Authority.
1.1.48    “Clinical Investigator” means the principal investigator at each Site.
1.1.49    “Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial or any supplemental clinical trial (including a bridging study or a post-approval clinical study) required for the purpose of obtaining Regulatory Approval.
1.1.50    “Clinical Trial Activity” has the meaning ascribed to such term in Section 2.4.
1.1.51    “Clinical Trial Agreement” has the meaning ascribed to such term in Section 3.1.3.
1.1.52    “Clinical Trials Database” has the meaning ascribed to such term in Section 3.1.4.2.
1.1.53    “CMC” means chemistry, manufacturing and controls.
1.1.54    “CMC Information” means the CMC information intended or required for the submission of an IND or NDA.

1.1.55    “CMO” means contract manufacturing organization or contract development and manufacturing organization.
1.1.56    “Combination Product” means a product that includes Vutrisiran and at least one additional active pharmaceutical ingredient (whether co-formulated or co-packaged) that is not Vutrisiran.
1.1.57    “Code” means the U.S. Internal Revenue Code of 1986, as amended.
1.1.58    “Commercialization,” “Commercializing” or “Commercialize” means the commercial manufacture, marketing, promotion, sale or distribution of a Product. For clarity, Commercialization excludes all activities associated with Development and seeking Regulatory Approval for a Product.
1.1.59    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Alnylam in the performance of Alnylam’s obligations hereunder for the Development and Commercialization of a Product, such level of efforts (including the devotion of such financial resources) as Alnylam would typically devote to a product of similar market potential and profitability and at a similar stage of Development as such Product (as applicable), in each case, considering relevant market factors, the risk-benefit assessment of the applicable Product including the data related to clinical outcomes and the safety profile, products in development or in the marketplace (excluding consideration of competitive products developed by Alnylam (or its successor or licensee)), pricing and reimbursement status achieved or likely to be achieved, and the scope or potential scope of Patent or other intellectual property protection; provided, however, that, to the extent that the performance of Alnylam’s obligations hereunder is adversely affected by Blackstone’s failure to perform its obligations hereunder, the impact on Alnylam of such performance failure by Blackstone will be taken into account in determining whether Alnylam has used its Commercially Reasonable Efforts to perform any such affected obligations.
1.1.60    “Completion Date” means, with respect to a particular Clinical Trial, the earlier of (a) the date of final database lock for such Clinical Trial and (b) the date such Clinical Trial or this Agreement is terminated.
1.1.61    “Confidential Information” of a Party means all information and materials provided or disclosed (including in written form, electronic form or otherwise) by, or on behalf of, such Party or its Representatives to the other Party or its Representatives in connection with this Agreement, including, technical, scientific, regulatory and other information, results, knowledge, techniques, reports, data, analyses, inventions, invention disclosures, plans, processes, methods, know-how, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data and descriptions, as well as confidential or proprietary information of a Third Party that may be disclosed hereunder. In addition, the terms and conditions of this Agreement will be deemed to be Confidential Information of both Blackstone and Alnylam.
1.1.62    “Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 14, 2019, by and between Alnylam and Blackstone.
1.1.63    “Contingent Liabilities” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) warranty obligations, (b) potential claims for damages, (c) assessments, and (d) any other condition, situation or set of circumstances involving various degrees of uncertainty that may result in a loss or liability.
1.1.64    “Control” or “Controlled” means (a) with respect to Intellectual Property, a Party’s ability to grant applicable licenses, sublicenses or other rights thereunder and (b) with respect to materials and documents, a Party’s ability to provide, or provide access to, such materials or documents, each without violating any contractual obligations to a Third Party. For clarity, if a Party only can grant a license or sublicense or provide rights or access of limited scope, for a specific purpose or under certain conditions due to an encumbrance, “Control” or “Controlled” will be construed to so limit such license, sublicense, provision of rights or access.
1.1.65    “Copyrights” means, collectively, all works of authorship, mask works and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof.
1.1.66    “CRO” means contract research organization.
1.1.67    “CRO Agreement” has the meaning ascribed to such term in Section 2.5.
1.1.68    “CSR” means, with respect to a Product Clinical Trial, a clinical study report, or other equivalent document or series of materials, constituting a summary report of the clinical and medical data resulting from such Clinical Trial and prepared for incorporation into submissions seeking Regulatory Approval for a Product, and includes all statistical analyses of such data per the statistical analysis plan.
1.1.69    “Data Privacy Laws” means any applicable state, federal law or foreign regulation governing the provision, receipt, maintenance, storage, or destruction of personal data, including but not limited to any applicable provisions of the European Union General Data Protection Regulation, the United Kingdom Data Protection Act 2018, the California Consumer Privacy Act, the Health Insurance Portability and Accountability Act of 1996, the

Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, and the Gramm Leach-Bliley Act.
1.1.70    “Data Room” means that certain electronic data room established by Alnylam [***] and to which Blackstone or its advisors were granted access prior to the Effective Date.
1.1.71    “Deposit Account Control Agreement” has the meaning ascribed to such term in Section 7.4.1(c).
1.1.72    “Develop,” “Developing,” “Developed” or “Development” means all clinical research and development activities conducted after filing an IND, including toxicology, pharmacology test method development and stability testing, process development, formulation development, quality assurance and quality control development, statistical analysis, conducting Clinical Trials, regulatory affairs, and obtaining and maintaining Regulatory Approval.
1.1.73    “Development Costs” means all internal and external costs incurred or paid by Alnylam in connection with the Development Programs.
1.1.74    “Development Costs Account” means a segregated deposit account with Bank of America, N.A. or other bank mutually acceptable to the Parties, subject to a deposit account control agreement between Bank of America, N.A. or such other bank mutually acceptable to the Parties, Alnylam and Blackstone, and any successor segregated deposit account established in accordance with Section 7.3.
1.1.75    “Development Events” means the Clinical Trial milestones set forth on Schedule 4.3 hereto.
1.1.76    “Development Plan” means, as applicable, the Vutrisiran Development Plan or the ALN-AGT Development Plan.
1.1.77    “Development Program” means, as applicable, the Vutrisiran Development Program or the ALN-AGT Development Program.
1.1.78    “Development Term” means, with respect to a Product and a Development Program, the period commencing on the Effective Date and ending on the later of (a) the latest of the Completion Dates of the Product Clinical Trials in such Development Program, and (b) the date on which all material efforts in pursuit of Regulatory Approval of such Product have been concluded or terminated.
1.1.79    “Disclosing Party” has the meaning ascribed to such term in Section 9.1.
1.1.80    “Dispute” has the meaning ascribed to such term in Section 14.10.

1.1.81    “Effective Date” has the meaning ascribed to such term in the Preamble.
1.1.82    “Election Date” has the meaning set forth in Section 3.9.2.
1.1.83    “EMA” means the European Medicines Agency and any successor agency thereto in the EU having substantially the same function.
1.1.84    “EU” means the European Union or any successor union of European states thereto having a substantially similar function.
1.1.85    “Excluded Licensing Transaction” means [***]
1.1.86    “Executive Officers” means the executive officers of each of Alnylam and Blackstone identified on Exhibit C.
1.1.87    “Existing ALN-AGT Product” has the meaning ascribed to such term in Section 1.1.7.
1.1.88    “Existing Licenses” means, (a) with respect to Vutrisiran, [***] and (b) with respect to ALN-AGT, [***]
1.1.89    “Event of Default” has the meaning ascribed to such term in Section 7.4.2.1.
1.1.90    “Existing Licensors” means, as applicable, [***].
1.1.91    “FDA” means the U.S. Food and Drug Administration and any successor agency thereto in the U.S. having substantially the same function.
1.1.92    “FFDCA” means the U.S. Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations, requirements and guidances promulgated or issued thereunder (including all additions, supplements, extensions and modifications thereto).
1.1.93    “Force Majeure Event” has the meaning ascribed to such term in Section 14.4.
1.1.94    “Funding Tranche” means, with respect to the Vutrisiran Development Costs or the ALN-AGT Development Costs, a portion of such costs to be funded by Blackstone following Alnylam’s achievement of a Development Event, as set forth on Schedule 4.3 hereto.
1.1.95    “GAAP” means generally accepted accounting principles in the U.S., as consistently applied by the applicable Party.

1.1.96    [***].
1.1.97    [***].
1.1.98    [***].
1.1.99    [***].
1.1.100    “Good Clinical Practices” or “GCP” means all applicable requirements, standards, practices, and procedures for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials including (i) FDA’s good clinical practice requirements under the FFDCA and 21 CFR Parts 11, 50, 54, 56, and 312, (ii) all requirements referred to in EudraLex Volume 10 (Guidelines for Clinical Trials) as well as all corresponding Applicable Laws implemented by relevant EU member states, (iii) ICH guidance for Good Clinical Practice, and (iv) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.1.101    “Good Laboratory Practices” or “GLP” means all applicable requirements, standards, practices, and procedures for conducting non-clinical laboratory studies, including (i) FDA’s good laboratory practice requirements under the FFDCA and 21 CFR Part 58, (ii) the United States Animal Welfare Act, (iii) ICH Guidance on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guidance on Safety Pharmacology Studies for Human Pharmaceuticals, (iv) EU Applicable Laws related to research and related uses of animals within any EU member state, including Directive 2010/63, and (v) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.1.102    “Good Manufacturing Practices” or “GMP” means all applicable requirements, standards, practices, and procedures for the manufacture and testing of pharmaceutical materials including, (a) FDA’s current good manufacturing practices requirements under the FFDCA and 21 CFR Parts 210 and 211; (b) all requirements referred to in EudraLex Volume 4 (Guidelines for Good Manufacturing Practice), as well as all corresponding Applicable Laws implemented by relevant EU member states; (c) ICH Guidance on Good Manufacturing Practice for Active Pharmaceutical Ingredients; and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.1.103    “Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.
1.1.104    “HELIOS-B Protocol” has the meaning ascribed to such term in Section 2.2.1.1.

1.1.105    “HELIOS-B Trial” means the registrational trial entitled “A Study to Evaluate Vutrisiran in Patients with Transthyretin Amyloidosis with Cardiomyopathy” with identifier NCT04153149.
1.1.106    “ICH” means the International Conference on Harmonization.
1.1.107    “IDMC” means the independent data monitoring committee for a Product Clinical Trial.
1.1.108    “IND” means an investigational new drug application, Clinical Trial application, Clinical Trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to initiate human clinical testing of a pharmaceutical product in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312, as well as all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
1.1.109    “Indemnification Claim Notice” has the meaning ascribed to such term in Section 11.2.1.
1.1.110    “Indemnified Party” has the meaning ascribed to such term in Section 11.2.1.
1.1.111    “Indemnifying Party” has the meaning ascribed to such term in Section 11.2.1.
1.1.112    “Information” means technical or scientific know-how, trade secrets, methods, processes, formulae, designs, specifications and data, including biological, chemical, pharmacological, toxicological, pre-clinical, clinical, safety, manufacturing and quality control data and assays; in each case, whether or not confidential, proprietary, patented or patentable.
1.1.113    “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all U.S. and foreign, (a) Patents; (b) Trademarks; (c) Copyrights; (d) regulatory filings (e.g., an NDA), (e) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (f) trade secrets and all other Confidential Information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (g) rights of publicity, privacy, and rights to personal information; (h) all rights in the foregoing and in other similar intangible assets; and (i) all applications and registrations for the foregoing.
1.1.114    “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among Blackstone, Wilmington Trust,

National Association as Collateral Agent, and the other parties from time to time added thereto, as acknowledged and consented to by Alnylam.
1.1.115    [***].
1.1.116    [***].
1.1.117    “IP Security Agreement” has the meaning ascribed to such term in Section 7.4.1(a).
1.1.118    “IRB” means institutional review board, or its equivalent.
1.1.119    “JSC” has the meaning ascribed to such term in Section 5.1.1.
1.1.120    “JSC Chairperson” has the meaning ascribed to such term in Section 5.1.2.
1.1.121    “JSC Representative(s)” has the meaning ascribed to such term in Section 5.1.1.
1.1.122    “Knowledge” means the actual knowledge of [***].
1.1.123    “Licensing Transaction” means: [***].
1.1.124    “Lien” means a mortgage, deed of trust, levy, charge, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), or preference, priority or other security interest, preferential arrangement in the nature of a security interest or other encumbrance of any kind or nature whatsoever, whether voluntarily incurred or arising by operation of law or otherwise against any property (including any conditional sale and any financing lease having substantially the same economic effect as any of the foregoing).
1.1.125    “Losses” means liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees) payable to a Third Party.
1.1.126    “Major Market Country” means each or any (as applicable) of the [***].
1.1.127    “Mandatory Recall” means, in the U.S., an FDA-mandated recall pursuant to 42 U.S.C. §262(d)(1), or in a country outside of the U.S., the foreign equivalent thereof mandated by the applicable Regulatory Authority.
1.1.128    “Material Adverse Event” means an event occurring after the Effective Date that has a material adverse effect on [***] provided however, that none of the following will constitute, or will be considered in determining whether there has occurred, a Material Adverse Event: (x) changes in laws or regulations or in the interpretations or methods of enforcement thereof; (y) changes in the pharmaceutical or biotechnology industries in general; or (z) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, sabotage, terrorism, military action or war (whether or not declared) or other Force Majeure Events.
1.1.129    “Material Anti-Corruption Law Violation” means a violation by a Party or its Affiliate of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, have a material adverse effect on the other Party or its Affiliate because of its relationship with such Party.
1.1.130    “Material Impact” has the meaning ascribed to such term in Section 3.7.
1.1.131    [***].
1.1.132    [***].
1.1.133    “MHRA” means the Medicines and Healthcare products Regulatory Agency.
1.1.134    “Multiplier on Invested Capital” or “MoIC” means (a) 2.5x for Vutrisiran Development Costs (subject to Section 6.1.1.3(ii)), (b) 3.25x for ALN-AGT Phase 2 Development Costs (subject to Section 6.1.2.2(ii)), and (c) 4.5x for ALN-AGT Phase 3 Development Costs (subject to Section 6.1.3.2(ii)).
1.1.135    “NDA” means a new drug application, including a supplement to a new drug application, submitted to FDA or similar application or supplemental application submitted to a Regulatory Authority outside of the U.S. for the purpose of obtaining Regulatory Approval to market and sell a Product.
1.1.136    “Net Sales” means, for any period and for any country, the total aggregate amount billed during such period in such country by Alnylam, its Affiliates or sublicensees in such country for all sales of Vutrisiran to Third Parties (other than to a sublicensee of Alnylam or its Affiliates) after deducting, if not previously deducted, from the amount invoiced or received, the following deductions to the extent actually applied or taken with respect to such sales of Vutrisiran:
[***]
Such amounts deducted from Alnylam’s gross sales of Vutrisiran will be determined from Alnylam’s books and records that are maintained in accordance with GAAP, applied on a consistent basis.
If Vutrisiran is sold as a Combination Product, the Net Sales from the Combination Product, for the purposes of determining milestones and royalties, shall be determined by multiplying the Net Sales of the Combination Product during the applicable Calendar Quarter, by the fraction, A/(A+B), where A is the average sale price of Vutrisiran when sold separately in finished form and B is the average sale price of the other active compounds or active ingredients included in the Combination Product when sold separately in finished form, in each case during the applicable Calendar Quarter or, if sales of both Vutrisiran and the other active compounds or active ingredients did not occur in such period, then in the most recent Calendar Quarter in which sales of both occurred. If such average sale price cannot be determined for both Vutrisiran and all other active compounds or active ingredients included in the Combination Product, Net Sales for the purposes of determining milestones and royalties shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of Vutrisiran and D is the fair market value of all other active compounds or active ingredients included in the Combination Product. In such event, Alnylam will in good faith make a determination of the respective fair market values of Vutrisiran and all other active compounds or active ingredients included in the Combination Product (provided that such determination shall be no less favorable to Blackstone than the corresponding determination made under [***]), and shall notify Blackstone of such determination and provide Blackstone with Alnylam’s basis for such determination. If Blackstone in good faith does not agree with such determination, Blackstone shall give Alnylam written notice of its disagreement within [***] after receiving the relevant report pursuant to Section 14.3, and the provisions of Section 14.10 shall apply.
Sales between or among Alnylam and its Affiliates and sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include sales to the first Third Party (other than a sublicensee of Alnylam or its Affiliate) thereafter by Alnylam or its Affiliates or sublicensees.
1.1.137    “Orange Book Patents” means the Patents listed for a Product in the FDA’s Orange Book pursuant to 21 U.S.C. §355(b)(1), as such patent listing may be amended from time to time, together with all foreign counterpart Patents.
1.1.138    “Party” or “Parties” has the meaning ascribed to such term in the Preamble.
1.1.139    “Patent” will mean patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.
1.1.140    “Paying Party” has the meaning ascribed to such term as in Section 6.5.2.1.
1.1.141    “Permitted Liens” means (a) the Existing Licenses, (b) any license agreement entered into by Alnylam after the Effective Date, subject to Section 3.7, (c) Liens with regard to the ALN-AGT Collateral and the Vutrisiran Collateral pursuant to the Term Loan Agreement and the Intercreditor Agreement, (d) Liens in favor of banking or other financial institutions or entities maintaining a Development Costs Account permitted under a Deposit Account Control Agreement, and (e) Liens in favor of Blackstone.
1.1.142    “Permitted Third Party” means any CRO, Site, Clinical Investigator or Vendor to whom Alnylam has delegated responsibility or whom Alnylam has engaged in connection with the Clinical Trial Activities or any CMO whom Alnylam has engaged to perform CMC related activities (including supply of Product for use in the Product Clinical Trials). For clarity, Third Parties that have been delegated responsibility by or engaged by a Permitted Third Party will be considered Permitted Third Parties.
1.1.143    “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
1.1.144    “Phase 1 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the U.S., a similar clinical trial.
1.1.145    “Phase 1 Success Criteria” means, with respect to the Phase 1 Clinical Trial for ALN-AGT, acceptable safety, efficacy and pharmacodynamic/ pharmacokinetic results for such Phase 1 Clinical Trial for ALN-AGT relative to the planned Phase 2 Clinical Trials for ALN-AGT.
1.1.146    “Phase 2 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the U.S., a similar clinical trial.
1.1.147    “Phase 2 Success Criteria” means with respect to a Phase 2 Clinical Trial for ALN-AGT, (a) [***] or (b) [***] provided that, in each case of (a) and (b) [***].
1.1.148    “Phase 3 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(c) (as amended from time to time), or, with respect to a jurisdiction other than the U.S., a similar clinical trial, which clinical trial is intended to generate sufficient data and results (together with data from any prior clinical trials conducted for the applicable Product) to support the filing of an NDA for such Product.
1.1.149    “Phase 3 Success Criteria” means, (a) [***] or (b) [***]; provided that, in each case of (a) and (b), as applicable, [***].
1.1.150    “Phase 3 Clinical Trial Protocol” has the meaning ascribed to such term in Section 2.2.1.

1.1.151    “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan or any successor agency thereto in Japan having substantially the same function.
1.1.152    “Product” or “Products” means, as applicable, either or both of Vutrisiran and ALN-AGT.
1.1.153    “Product Clinical Trial” means a Clinical Trial for a Product that is included in a Development Program for such Product. For clarity, with respect to Vutrisiran, “Product Clinical Trial” will include the HELIOS-B Trial.
1.1.154    “Product Patents” has the meaning ascribed to such term in Section 12.2.10.
1.1.155    “Protocol” means, with respect to a Product Clinical Trial, the documentation describing the objective, design, methodology, statistical considerations and organization of such Product Clinical Trial.
1.1.156    “Receiving Party” has the meaning ascribed to such term in Section 9.1.
1.1.157    “Recipient Party” has the meaning ascribed to such term in Section 6.5.2.1.
1.1.158    “Regulatory Approval” means the approval of an NDA for a Product: (a) by the FDA in the U.S.; (b) by the EMA in the EU; (c) by the MHRA in the United Kingdom; or (d) by the PMDA in Japan. For clarity, “Regulatory Approval” excludes any pricing or reimbursement approval that may be necessary or useful for marketing or sale of a Product in any country or regulatory jurisdiction.
1.1.159    “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in authorizing an IND to initiate or conduct clinical testing in humans or involved in granting Regulatory Approval, including FDA, EMA, MHRA and the PMDA.
1.1.160    “Removal Effective Date” has the meaning ascribed to such term in Section 7.5.6.1.
1.1.161    “Required Investors” means, at any time, one or more of the Blackstone Entities having funded more than [***] of the aggregate Vutrisiran Development Costs and ALN-AGT Development Costs as of such time under this Agreement.
1.1.162    “Research Results” means all Information arising out of or resulting from the Product Clinical Trials and the CMC activities contemplated by the Development Programs, including the Clinical Trials Database.

1.1.163    “Resignation Effective Date” has the meaning ascribed to such term in Section 7.5.6.1.
1.1.164    “Representatives” means, with respect to a Party, such Party’s Affiliates, and its and their respective officers, directors, employees, agents, representatives, consultants, and, as applicable, its Permitted Third Parties engaged in connection with the subject matter of this Agreement.
1.1.165    “Royalty” has the meaning ascribed to such term in Section 6.1.1.2.
1.1.166    “Royalty Term” means the period commencing with a commercial sale of Vutrisiran giving rise to Net Sales following the first Regulatory Approval of Vutrisiran for the Approval Indication and ending on the date that is [***] years thereafter.
1.1.167    “Secured Parties” means, collectively, the Administrative Agent and Blackstone.
1.1.168    “Serious Safety Issue” means any SUSAR or series of SUSARs directly related to or caused by the administration of a Product in the conduct of a Product Clinical Trial where [***].
1.1.169    “Shared IP” means Patents, Copyrights, Trademarks, trade secrets and other intellectual property recognized under Applicable Law that are necessary for, and material to, the research, Development, Manufacture, Commercialization, or other exploitation of any product or program of Alnylam other than ALN-AGT and Vutrisiran.
1.1.170    “Site” has the meaning ascribed to such term in Section 3.1.3.
1.1.171    [***].
1.1.172    “Success Criteria” means, as applicable, each of the Phase 1 Success Criteria, the Phase 2 Success Criteria or the Phase 3 Success Criteria.
1.1.173    “Success Payments” means, as applicable, any or all of the Vutrisiran Success Payments, the ALN-AGT Phase 2 Success Payments, or the ALN-AGT Phase 3 Success Payments.
1.1.174    “Success Payment Trigger” means, as applicable, the Vutrisiran Success Payment Trigger, the ALN-AGT Phase 2 Success Payment Trigger, or the ALN-AGT Phase 3 Success Payment Trigger.
1.1.175    “SUSAR” means a suspected unexpected serious adverse reaction, without regard to causality, that is life-threatening (i.e., causes an immediate risk of death) or that results in any of the following outcomes: death; in-patient hospitalization or prolongation of existing hospitalization; persistent or significant disability or incapacity (i.e., substantial disruption of the ability to conduct normal life functions); or a congenital anomaly or birth defect. For clarity, a planned medical or surgical procedure is not, in itself, a SUSAR.
1.1.176    “Term Loan Agreement” means that certain Credit Agreement dated as of April 10, 2020, among Alnylam, the Guarantors (as defined in the Term Loan Agreement), the Lenders (as defined in the Term Loan Agreement) and Wilmington Trust, National Association, as amended, restated, or otherwise modified from time to time.
1.1.177    “Term” has the meaning ascribed to such term in Section 13.1.
1.1.178    “Third Party” means any Person other than Alnylam, Blackstone and their Affiliates.
1.1.179    “Third Party Infringement” means any actual or threatened infringement, misappropriation, or other violation by a Third Party of any Intellectual Property Controlled by Alnylam that relates to this Agreement or a Product, including the Trial Inventions.
1.1.180    “Timeline” has the meaning ascribed to such term in Section 2.4.
1.1.181    “Trademarks” means, collectively, all registered and unregistered marks, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof, selected for use on a Product.
1.1.182    “Transaction Agreements” means, collectively, this Agreement, the Deposit Account Control Agreement, the IP Security Agreements and the Intercreditor Agreement.
1.1.183    “Trial Invention” has the meaning set forth in Section 10.1.1.3.
1.1.184    “UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 will govern; and provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Blackstone Security Interest on any Blackstone Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Delaware, the term “UCC” will mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.
1.1.185    “United Kingdom” means Great Britain and Northern Ireland.
1.1.186    “U.S.” or “USA” means the United States of America, its territories and possessions, including Puerto Rico.
1.1.187    “Vendor(s)” has the meaning ascribed to such term in Section 2.5.
1.1.188    “Vutrisiran” means the investigational RNAi therapeutic product also known as ALN-TTRsc02 that targets transthyretin, which, as of the Effective Date, is being Developed by Alnylam, as further described on Exhibit A-2 hereto, in any form, formulation, dose or dosage form, including any salt thereof, under any brand name or as a generic product.
1.1.189    “Vutrisiran Approval Target” has the meaning ascribed to such term in Section 6.2.1.2.
1.1.190    [***].
1.1.191    “Vutrisiran Collateral” means all of Alnylam’s right, title and interest (excluding any leasehold interest) in, to and under the Vutrisiran Product IP, whether now owned or existing or hereafter arising or acquired, including, but not limited to, the Alnylam Intellectual Property set forth in Schedule 7.1.1(b) hereto, and all proceeds related to any of the foregoing.
1.1.192    “Vutrisiran Development Costs” has the meaning ascribed to such term in Section 4.1.1.
1.1.193    “Vutrisiran Development Plan” means a written plan for the Vutrisiran Development Program, the initial version of which is attached hereto as Exhibit B-2, and which will be subject to amendment by the JSC from time to time during the Development Term.
1.1.194    “Vutrisiran Development Program” means the development program to be undertaken by the Parties to Develop Vutrisiran that includes the CMC, clinical and regulatory strategy for Vutrisiran (including the Clinical Trials to be conducted by Alnylam for Vutrisiran).
1.1.195    “Vutrisiran Maximum Development Costs” has the meaning ascribed to such term in Section 4.1.

1.1.196    “Vutrisiran Product IP” means any and all (i) Patents, Copyrights, Trademarks, trade secrets and other intellectual property recognized throughout the world under Applicable Law, including the Orange Book Patents, (other than Patents, Copyrights, Trademarks, trade secrets and other intellectual property recognized under Applicable Law consisting of RPA Assets (as defined in the Term Loan Agreement as in effect on the date hereof)) that are necessary for, and material to, the research, Development, manufacture, Commercialization, or other exploitation of Vutrisiran, in each case, during the term of this Agreement, (ii) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements, violations or misappropriations of any of the foregoing, (iii) the right to sue for past, present and future infringements, violations or misappropriations of any of the foregoing, (iv) any Regulatory Approval of Vutrisiran and (v) all rights corresponding to any of the foregoing throughout the world; provided, however, that clause (i) shall not include any Shared IP.
1.1.197    “Vutrisiran Success Payments” has the meaning ascribed to such term in Section 6.1.1.1.
1.1.198    “Vutrisiran Success Payment Trigger” has the meaning ascribed to such term in Section 6.1.1.1.
1.1.199    “Withholding Party” has the meaning ascribed to such term in Section 6.5.2.2.
1.2    Construction. For purposes of this Agreement: (1) words in the singular will be held to include the plural and vice versa as the context requires; (2) the words “including” and “include” will mean “including, without limitation,” unless otherwise specified; (3) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (4) all references to “Section” and “Exhibit,” unless otherwise specified, are intended to refer to a Section or Exhibit of or to this Agreement; (5) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, (6) words of the masculine, feminine or neuter gender will mean and include the correlative words of other genders; (7) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof, and include any annexes, exhibits and schedules attached thereto; (8) reference to any Applicable Law will include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; (9) references to any Person will be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any references to a Person in a particular capacity excludes such Person in other capacities; (10) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding;” and (11) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment will be made, such funds will be applied and such calculation will be made on the succeeding Business Day, and payments will be adjusted accordingly.
1.3    Conflicts. In the event of any conflict between the terms of this Agreement, the Protocol or any other Exhibit, the Protocol will control (as applicable), followed by the terms of this Agreement, and followed by any applicable other Exhibit.
ARTICLE 2
THE DEVELOPMENT PROGRAM
2.1    The Development Programs.
2.1.1    Efforts. Alnylam will use Commercially Reasonable Efforts to conduct and complete the Vutrisiran Development Program and the ALN-AGT Development Program at its sole expense (subject to Section 4.1) in accordance with this Agreement.
2.1.2    Compliance with Laws. Alnylam will perform its Development obligations in compliance with all Applicable Laws in all material respects.
2.2    The Protocols.
2.2.1    The Protocols.
2.2.1.1 Vutrisiran. The Protocol for the HELIOS-B Trial (the “HELIOS-B Protocol”) existing on the Effective Date, which is named “Clinical Study Protocol ALN-TTRSC02-003” and dated as of 22 August 2019, has been provided to Blackstone.
2.2.1.2 ALN-AGT. The Protocol for each Product Clinical Trial included in the ALN-AGT Development Program will be prepared by Alnylam using Commercially Reasonable Efforts and will be reviewed and discussed by the JSC in accordance with Section 5.1.
2.2.2    Protocol Approval. Alnylam will be responsible for obtaining all necessary approvals for the applicable Protocols prior to commencing a Product Clinical Trial. Each Party will reasonably cooperate with the other in such regard.
2.3    Sponsor.
2.3.1    Sponsorship and Responsibilities. Alnylam or its agent or licensee will be the sponsor of the Product Clinical Trials, and will have all responsibilities of a sponsor as specified in Applicable Laws.

2.3.2    Compliance with the Protocol. Alnylam will use Commercially Reasonable Efforts to conduct all Product Clinical Trials and perform all other responsibilities assigned to it hereunder in connection with any such Product Clinical Trial in compliance with the applicable Protocol.
2.4    Timeline. A good faith, non-binding estimate of the timeline for conducting the Product Clinical Trials under each Development Program, together with a non-binding budget for each Development Program that provides such detail consistent with Alnylam’s standard practices, is attached as Exhibit D hereto (the “Timeline”). Alnylam will update the Timeline from time-to-time during the Development Term to reflect any material updates, and will report such revisions to the JSC in accordance with Section 5.2.1.6. At the next scheduled meeting of the JSC in accordance with the first sentence of Section 5.1.3, Alnylam will update the JSC regarding the completion or achievement of events or activities set forth in the Timeline, as applicable. In the event of any material delays in activities set forth in the Timeline, the Parties will discuss through the JSC necessary updates to the funding schedule for the applicable Development Program set forth in Section 4.3
2.5    CROs and Vendors. Alnylam may delegate any of its responsibilities described in Section 2.3 to its Affiliates (subject to Section 14.1) and CROs. Alnylam will use Commercially Reasonable Efforts to cause each of its CROs to perform the responsibilities delegated to each such CRO in material compliance with the applicable Protocol and all Applicable Laws. Alnylam will be permitted to contract for services, equipment, tools, materials or supplies required for the Product Clinical Trials or Regulatory Approval with any of its Affiliates, CMOs or other Third Party providers (each, a “Vendor”).
2.6    Responsibility. Alnylam will remain responsible for all of its obligations under this Agreement, notwithstanding any delegation to an Affiliate or a CRO or any contracting to a Vendor. Alnylam will use Commercially Reasonable Efforts to oversee the services of its Affiliates and any CRO or Vendor utilized to provide services hereunder.
2.7    Reasonable Assistance. Promptly following the Effective Date during the Development Term, should Blackstone have any questions directly pertaining to such Protocols and Products, the Blackstone Alliance Manager will direct said questions to the Alnylam Alliance Manager. The Alnylam Alliance Manager will promptly coordinate the response to such questions received from Blackstone in accordance with the foregoing sentence, and, to the extent necessary to respond to Blackstone’s questions, Alnylam will make available one (1) or more individuals at reasonable times during normal business hours for the purpose of assisting in responding to Blackstone’s questions.

ARTICLE 3
DEVELOPMENT PROGRAM RESPONSIBILITIES
3.1    Conduct of Clinical Trials.
3.1.1    Responsibility. Alnylam will have sole responsibility for the conduct of the Product Clinical Trials, in consultation with the JSC.
3.1.2    Compliance. Alnylam will conduct the Development Programs and perform all of its duties and responsibilities hereunder in accordance with the Development Plans and in compliance with all Applicable Laws in all material respects. Alnylam will use Commercially Reasonable Efforts to oversee the manufacture of the Products, and comply (and require that all Permitted Third Parties of Alnylam comply) with all Applicable Laws with respect to the research, development, manufacture, testing, analysis, labeling, storage, handling, disposal, transfer and use of the Products in all material respects.
3.1.3    Sites and Clinical Investigators. Alnylam will be solely responsible for selecting the study sites to conduct the Product Clinical Trials. Alnylam will use Commercially Reasonable Efforts to enter, or to cause its Affiliates or CROs to enter, as applicable, into an agreement with each study site (“Clinical Trial Agreement” and upon execution of such Clinical Trial Agreement, such study site will be deemed a “Site”) on commercially reasonable and customary terms, consistent with industry standards for similar agreements.
3.1.4    Data Collection and Data Management.
3.1.4.1 CRF. Alnylam will be solely responsible for preparing the form of CRF for the Product Clinical Trials in accordance with the applicable Protocol.
3.1.4.2 Clinical Trials Database; Registries. Alnylam will be responsible for establishing and maintaining a Clinical Trial database for the data collected from each Site for the Product Clinical Trials (the “Clinical Trials Database”). Alnylam will be responsible for registering, maintaining and updating any registries pertaining to the Product Clinical Trials to the extent required by any Applicable Laws, including www.clinicaltrials.gov, www.clinicalstudyresults.org, and the PHRMA Website Synopsis, as applicable.
3.1.5    IRBs and Other Ethics Committees. Alnylam will be solely responsible for (a) obtaining the approval of the IRBs and other ethics committees required prior to commencing, and during, the Product Clinical Trials at every Site, and responding to all queries from all IRBs and other ethics committees, (b) ensuring that IRBs and such other relevant ethics committees have current registrations and accreditations, and (c) providing all ethics committees, including all IRBs, and Regulatory Authorities, with all necessary documentation prior to, and during the course of, the Product Clinical Trials.
3.1.6    Completion of the Clinical Trials; Final CSR. Alnylam will use Commercially Reasonable Efforts to keep the Sites participating in the Product Clinical Trials operational, as reasonably necessary or desirable to complete the Development Programs. The CSR for any Product Clinical Trial will be prepared by Alnylam, and will comply with all Applicable Laws in all material respects, including ICH E3 guidelines. The final, signed CSR for any Product Clinical Trial will be provided to the JSC promptly following the Completion Date of each such Product Clinical Trial. If there are any additional material safety or efficacy data pertaining to such Product Clinical Trial that come into the possession of Alnylam after it has provided Blackstone with the final Clinical Trial CSR, Alnylam will prepare and promptly provide Blackstone with a supplement to such CSR.
3.2    Audits.
3.2.1    By Alnylam. Alnylam will use Commercially Reasonable Efforts to conduct quality oversight inspections and audits of the facilities and services of the Permitted Third Parties utilized by Alnylam, and will conduct quality oversight inspections and audits of the manufacturing facilities for the Products in accordance with its internal policies.
3.2.2    Remediation. Alnylam will use Commercially Reasonable Efforts to remediate (or have the applicable Permitted Third Party remediate) any material deficiencies identified in any such inspection or audit that are confirmed by Alnylam, within [***] following such confirmation. Any such remediation efforts shall, as between the Parties, be at Alnylam’s cost and expense.
3.3    Product.
3.3.1    Supply of the Product. Alnylam or its Affiliate will be the manufacturer of the Products for the Product Clinical Trials, either directly or through a Vendor, and will use Commercially Reasonable Efforts to ensure (a) a supply of the Products sufficient for the conduct of the Product Clinical Trials, and (b) that such supply conforms in all material respects to the applicable release specifications that are necessary to conduct such Product Clinical Trials.
3.3.2    Product Complaints. Alnylam will be solely responsible for, and will use Commercially Reasonable Efforts to investigate and resolve, complaints related to the Products, including complaints pertaining to the manufacturing, appearance or general physical characteristics of the Products or other processes at the manufacturing facility.
3.4    Pharmacovigilance and Safety Information Exchange. Alnylam will promptly (but in any event within [***] of Alnylam’s actual awareness thereof) report to the JSC any

Serious Safety Issue for (a) Product Clinical Trial subjects who receive a Product, or (b) individuals otherwise exposed to a Product.
3.5    Product Recalls. Alnylam will be solely responsible for the operational execution of any recall of a Product; provided that, Alnylam will inform the JSC regarding the decision to initiate any such recall. The costs for any such recall will be at Alnylam’s sole cost and expense, and, with respect to Vutrisiran, except with respect to the cost of any replacement Product associated with any such recall, such costs shall not be subject to deduction from Net Sales in the calculation of the Royalty owed to Blackstone pursuant to Section 6.1.1.2.
3.5.1    Conduct of Clinical Trials. Alnylam will use Commercially Reasonable Efforts to complete the Product Clinical Trials in accordance with the Timeline, as such Timeline may be revised from time-to-time in accordance with Section 2.4.
3.5.2    Regulatory Approval. Upon achievement of the Phase 3 Success Criteria for each Product, Alnylam will use Commercially Reasonable Efforts to obtain Regulatory Approval for such Product in the U.S. or EU, including filing an NDA for such Product with the applicable Regulatory Authority within [***] of the date of achievement of the Phase 3 Success Criteria for such Product. In the event that Alnylam fails to use Commercially Reasonable Efforts to so obtain Regulatory Approval for a Product, including the obligation to file an NDA for a Product within [***] of the date of achievement of the Phase 3 Success Criteria for such Product, and this failure is not cured as set forth in Section 13.3.1, Blackstone may terminate this Agreement pursuant to Section 13.3.1.
3.5.3    Commercialization. Following the achievement of Regulatory Approval of a Product in any country in the Major Market Countries, Alnylam will use Commercially Reasonable Efforts to Commercialize such Product in such country.
3.6    Disclosures by Alnylam. Promptly following the Effective Date and thereafter during the Development Term, Alnylam will promptly provide Blackstone with copies of information or documents relating to [***]. For clarity, Alnylam will remain the sole owner of, and will retain all right, title and interest in, to and under all such documents and information, and such documents and information will be Alnylam Confidential Information.
3.7    Licensing Transactions. Prior to entering into a Licensing Transaction other than an Excluded Licensing Transaction in any of the Major Market Countries, Alnylam will provide Blackstone with written notice of such proposed Licensing Transaction that includes a non-binding term sheet or comparable document summarizing the material terms of the such proposed Licensing Transaction to the JSC; provided, however, that Alnylam may redact or withhold such information in its reasonable discretion to protect proprietary or competitively sensitive information, or any information protected by attorney-client or other similar privilege. If Blackstone believes that such Licensing Transaction would [***] (a “Material Impact”), Blackstone will provide a written notice to Alnylam with respect thereto that sets forth the basis for Blackstone’s belief as to a Material Impact within [***] of Blackstone’s receipt of Alnylam’s written notice with respect to such Licensing Transaction in accordance with this Section 3.7. The Executive Officers will promptly confer to discuss such dispute. If the Executive Officers are unable to resolve such dispute within [***] of the date of Alnylam’s receipt of Blackstone’s written notice under this Section 3.7, then the dispute will be submitted to binding arbitration for resolution before a single neutral arbitrator under the American Arbitration Association’s (“AAA”) expedited arbitration rules, which arbitrator will be mutually agreeable to both Parties and have significant expertise on the subject matter to be decided (provided that if the Parties have not mutually agreed on such arbitrator within [***] after the submission of such dispute for arbitration, the AAA will designate such arbitrator), such arbitration to be concluded and the arbitrator’s award to be rendered within [***] of the submission of the dispute for arbitration. The sole issue to be decided in the arbitration will be whether such Licensing Transaction by Alnylam would have a substantial likelihood of having a Material Impact. In the event the arbitrator determines that such Licensing Transaction by Alnylam would have a substantial likelihood of having a Material Impact, Blackstone may within [***] exercise its right to terminate this Agreement under Section 13.3.5, provided that if Blackstone elects to continue this Agreement or does not exercise its right to terminate under Section 13.3.5, this Agreement will remain in full force and effect without modification. In the event the arbitrator determines that such Licensing Transaction by Alnylam would not have a substantial likelihood of having a Material Impact, this Agreement will remain in full force and effect without modification.
3.8    Change of Control. Following a Change of Control, Alnylam will provide Blackstone with written notice of such Change of Control within [***]. In the event that Blackstone believes that such Change of Control would have a substantial likelihood of having a Material Impact, Blackstone will provide a written notice to Alnylam with respect thereto that sets forth the basis for Blackstone’s belief as to a Material Impact within [***] of Blackstone’s receipt of Alnylam’s written notice with respect to such Change of Control in accordance with this Section 3.8. The Executive Officers will promptly confer to discuss such dispute. In the event that the Executive Officers are unable to resolve such dispute within [***] of the date of Alnylam’s receipt of Blackstone’s written notice under this Section 3.8, then [***]. In the event that, in accordance with the foregoing, it is determined that such Change of Control of Alnylam would have a substantial likelihood of having a Material Impact, Blackstone may within [***] exercise its right to terminate this Agreement under Section 13.3.5, provided that if Blackstone elects to continue this Agreement or does not exercise its right to terminate under Section 13.3.5, this Agreement will remain in full force and effect without modification. In the event that it is determined that such Change of Control by Alnylam would not have a substantial likelihood of having a Material Impact (or Blackstone otherwise does not exercise its right to terminate this Agreement), then this Agreement will remain in full force and effect without modification.
3.9    [***]

ARTICLE 4
DEVELOPMENT COSTS
4.1    Development Costs.
4.1.1    Vutrisiran. Blackstone will pay up to a cap of Seventy Million U.S. Dollars ($70,000,000) of Development Costs for the HELIOS-B Trial (such costs, the “Vutrisiran Development Costs” and such cap, the “Vutrisiran Maximum Development Costs”) in accordance with the funding schedule set forth in Section 4.3. For clarity, (a) Blackstone will be entitled to invest the Vutrisiran Development Costs (up to the Vutrisiran Maximum Development Costs) in an amount equal to Alnylam’s Development expenses for Vutrisiran during the Development Term for Vutrisiran (which Development expenses will be provided to Blackstone through the JSC), and (b) Alnylam agrees not to use additional funding from a Third Party for the Development of Vutrisiran until the Vutrisiran Maximum Development Costs have been provided to Alnylam by Blackstone. Notwithstanding the foregoing, in the event that the Vutrisiran Development Costs actually exceed the payments made by Blackstone under this Section 4.1.1 (including as a result of certain Development Events not yet having been achieved pursuant to Section 4.3), then Alnylam may use additional funding from a Third Party for the Development of Vutrisiran to cover any such shortfall in funding; provided that, if such shortfall is a result of a Development Event not yet having been achieved, then Alnylam may only seek such Third Party funding for the Development Costs payable under the Funding Tranche corresponding to such Development Event; and provided further, that regardless of whether Alnylam utilizes such Third Party funding, Blackstone will remain entitled to invest an amount up to the Vutrisiran Maximum Development Costs, such that the total amount of Alnylam’s Development expenses for Vutrisiran during the Development Term set forth in the foregoing (a) will not be reduced by the amount of such Third Party funding. As between the Parties, any Development Costs in excess of the Vutrisiran Maximum Development Costs will be borne by Alnylam.
4.1.2    ALN-AGT. Subject to Section 4.2, Blackstone will pay up to (a) Twenty-Six Million U.S. Dollars ($26,000,000) of Development Costs for the ALN-AGT Phase 2 Trial (the “ALN-AGT Phase 2 Development Costs”), and (b) Fifty-Four Million U.S. Dollars ($54,000,000) for the ALN-AGT Phase 3 Trial (the “ALN-AGT Phase 3 Development Costs”) (together with the ALN-AGT Phase 2 Development Costs, the “ALN-AGT Development Costs,” and the cost caps therein, the “ALN-AGT Maximum Development Costs”) in accordance with the funding schedule set forth in Section 4.3. For clarity, (i) Blackstone will be entitled to invest the ALN-AGT Development Costs (up to the ALN-AGT Maximum Development Costs) in an amount equal to Alnylam’s Development expenses for ALN-AGT during the Development Term for ALN-AGT (which Development expenses will be provided to Blackstone through the JSC), and (ii) Alnylam agrees not to use additional funding from a Third Party for the Development of ALN-AGT until the ALN-AGT Maximum Development Costs have been provided to Alnylam by Blackstone. Notwithstanding the foregoing, in the event that the ALN-AGT Development Costs actually exceed the payments made by Blackstone under this Section 4.1.2 (including as a result of certain Development Events not yet having been achieved pursuant to Section 4.3), then Alnylam may use additional funding from a Third Party for the Development of ALN-AGT to cover any such shortfall in funding; provided that, if such shortfall is a result of a Development Event not yet having been achieved, then Alnylam may only seek such Third Party funding for the Development Costs payable under the Funding Tranche corresponding to such Development Event; and provided further, that regardless of whether Alnylam utilizes such Third Party funding, Blackstone will remain entitled to invest an amount up to the ALN-AGT Maximum Development Costs, such that the total amount of Alnylam’s Development expenses for ALN-AGT during the Development Term set forth in the foregoing (i) will not be reduced by the amount of such Third Party funding. As between the Parties, any Development Costs in excess of the ALN-AGT Maximum Development Costs will be borne by Alnylam.
4.2    Contingent Nature of Obligation to Fund ALN-AGT Development Costs.
4.2.1    ALN-AGT Phase 2 Development Costs. Blackstone will have no obligation to pay to Alnylam the ALN-AGT Phase 2 Development Costs unless and until (a) the completion of a Phase 1 Clinical Trial for ALN-AGT (or a sufficient portion thereof) that the Parties mutually agree is supportive of the advancement of ALN-AGT into a Phase 2 Clinical Trial, and (b) Blackstone’s final determination that the Phase 1 Success Criteria for such Phase 1 Clinical Trial for ALN-AGT have been met. In the event that the Parties are unable to so agree on whether such Phase 1 Clinical Trial is supportive of advancement, or Blackstone determines that the success criteria for such Phase 1 Clinical Trial have not been met, then Alnylam may, in its sole discretion, determine to proceed with the ALN-AGT Phase 2 Trial. Notwithstanding the foregoing, and for the avoidance of doubt, Blackstone will have the right, but will have no obligation to, pay the ALN-AGT Phase 2 Development Costs in support of such ALN-AGT Phase 2 Trial.
4.2.2    ALN-AGT Phase 3 Development Costs. Following (a) the completion of the ALN-AGT Phase 2 Trial, and (b) the JSC’s final determination that the Phase 2 Success Criteria for the ALN-AGT Phase 2 Trial have been met, Blackstone will have the right (but not the obligation) to fund the ALN-AGT Phase 3 Development Costs. In the event that the JSC determines that the Phase 2 Success Criteria for such ALN-AGT Phase 2 Trial have not been met (or the Parties cannot agree that the Phase 2 Success Criteria have been met), then Alnylam may, in its sole discretion, determine to proceed with the ALN-AGT Phase 3 Trial. Notwithstanding the foregoing, and for the avoidance of doubt, (x) Blackstone will have the right, but will have no obligation to, pay the ALN-AGT Phase 3 Development Costs in support of such ALN-AGT Phase 3 Trial, and (y) upon achievement of the ALN-AGT Phase 2 Success Payment Trigger, regardless of whether Blackstone pays the ALN-AGT Phase 3 Development Costs, Blackstone will still be entitled to receive the ALN-AGT Phase 2 Success Payments in accordance with the payment schedule set forth in Section 6.1.2.1 without delay.

4.3    Funding Schedule.
4.3.1    Vutrisiran. Blackstone will pay the Vutrisiran Development Costs to Alnylam in Funding Tranches on the basis of Alnylam’s achievement of the Development Events set forth on Schedule 4.3(a)until the date on which the Vutrisiran Development Costs reach the Vutrisiran Maximum Development Costs. For clarity, Blackstone will have no obligation to fund any Funding Tranche of the Vutrisiran Development Costs unless and until the corresponding Development Event has been met. With respect to each Funding Tranche, such payments will be made quarterly within [***] following Blackstone’s receipt of an invoice from Alnylam for such quarterly payment, which invoice will be issued within [***] following the start of each Calendar Quarter in the foregoing time period..
4.3.2    ALN-AGT. Blackstone will pay the ALN-AGT Development Costs to Alnylam in Funding Tranches on the basis of Alnylam’s achievement of the Development Events set forth on Schedule 4.3(b) hereto (a) with respect to the ALN-AGT Phase 2 Development Costs, until the conclusion of the ALN-AGT Phase 2 Trial (subject to the applicable ALN-AGT Maximum Development Costs), and (b) with respect to the ALN-AGT Phase 3 Development Costs, until the conclusion of the ALN-AGT Phase 3 Trial (subject to the applicable ALN-AGT Maximum Development Costs). For clarity, Blackstone will have no obligation to fund any Funding Tranche of the Vutrisiran Development Costs unless and until the corresponding Development Event has been met. With respect to each Funding Tranche, such payments will be made quarterly within forty-five (45) days following Blackstone’s receipt of an invoice from Alnylam for such quarterly payment, which invoice will be issued within ten (10) days following the start of each Calendar Quarter in the foregoing time periods.
4.4    Use of Proceeds. Alnylam will use the (a) Vutrisiran Development Costs provided by Blackstone pursuant to Section 4.1 solely for the purposes of funding the Development and pre-Commercialization costs of Vutrisiran, and (b) ALN-AGT Development Costs provided by Blackstone pursuant to Section 4.1 solely for the purposes of funding the Development and pre-Commercialization costs of ALN-AGT.
4.5    Development Costs Account. The Vutrisiran Development Costs and the ALN-AGT Development Costs will be funded into, and will be disbursed from, the Development Costs Account. Alnylam hereby grants a continuing first-priority security interest in the Development Costs Account to Blackstone to secure payment of the Alnylam Obligations. Proceeds remaining in the Development Costs Account at any time after which the Clinical Trials for each Development Program have been either completed or terminated (as applicable) will be re-funded to Blackstone.

ARTICLE 5
GOVERNANCE
5.1    Joint Steering Committee.
5.1.1    Representatives. Within [***] after the Effective Date, the Parties will establish a joint steering committee to oversee and manage the collaboration (the “JSC”). Each Party initially will appoint [***] representatives to serve as representatives to the JSC (the “JSC Representatives”), with each JSC Representative having knowledge and expertise regarding developing products similar to the Products and sufficient decision-making authority within the applicable Party to make decisions on behalf of such Party within the scope of the JSC’s decision-making authority and, if any such representative is not an employee of the appointing Party, such representative will execute a confidentiality agreement in form and substance acceptable to the other Party (and, for the avoidance of doubt, the appointing Party will remain responsible to the other Party for any noncompliance by such representative with such confidentiality obligations). Each Party may replace its JSC Representatives at any time upon written notice to the other Party.
5.1.2    Chairperson. The JSC chairperson (“JSC Chairperson”) will be designated by Alnylam from Alnylam’s JSC Representatives. The JSC Chairperson will coordinate with the Alnylam Alliance Manager for drafting and circulating the draft agenda and ensuring minutes are prepared, as may be appropriate.
5.1.3    Meetings. From the Effective Date until, on a Product-by-Product basis, the first quarter after the date on which such Product has obtained Regulatory Approval (which Regulatory Approval is for the Approval Indication with respect to Vutrisiran) in the U.S. and at least three additional Major Market Countries, (after which time, the JSC will be dissolved with respect to such Product or, after the second Product has met such criteria, will be dissolved in its entirety), the JSC will meet at least twice per Calendar Year (and for clarity, such meetings are intended to be conducted via teleconference or videoconference) unless the Parties mutually agree otherwise. In the event that [***] either Party may call a special meeting of the JSC (by videoconference or teleconference) during the Development Term by providing at least [***] prior written notice to the other Party, which notice will include a reasonably detailed description of the purpose of such meeting.
5.1.4    Participants. The JSC may invite individuals who are not JSC Representatives to participate in JSC meetings; provided that (a) all JSC Representatives of both Parties consent to such non-member’s participation; and (b) such non-member has executed a confidentiality agreement in form and substance acceptable to the non-inviting Party (and, for the avoidance of doubt, the inviting Party will remain responsible to the non-inviting Party for any noncompliance by such individual with such confidentiality obligations). For clarity, such non-members will have no voting rights at the JSC.

5.1.5    Alliance Managers. Each Party will appoint an individual to act as an alliance manager for such Party (each, an “Alliance Manager”) by providing the name and contact information for the Alliance Manager to the JSC. Each Party may change its Alliance Manager from time to time in its sole discretion upon written notice to the JSC. The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by the Agreement, and the Parties will use reasonable efforts to ensure that any requests for information and data made outside of the JSC are made through the Alliance Managers. The Alliance Managers will attend all meetings of the JSC, and coordinate the exchange of information with regard to any of Blackstone’s reasonable questions about the HELIOS-B Protocol, the Protocols for Product Clinical Trials for ALN-AGT and the Products, which may be addressed at such meetings of the JSC, as appropriate. For clarity, the Alliance Managers may also be members of the JSC, but will remain in place for the duration of the Term, regardless of whether the JSC is dissolved pursuant to Section 5.1.3.
5.1.6    Costs. Each Party will bear its own expenses relating to the meetings and activities of the JSC.
5.2    JSC Responsibilities and Decision-Making.
5.2.1    Responsibilities (Review and Discuss). The JSC’s responsibilities will include reviewing and discussing (but not approving) the following at regularly scheduled meetings:

5.2.1.1 the progress of the Development Programs and the overall Regulatory Approval and Commercialization strategies for the Products;
5.2.1.2 material changes in the Development Programs, including material changes required by, or made to respond to comments from, a Regulatory Authority;
5.2.1.3 the Development Costs incurred in connection with, the Development Programs;
5.2.1.4 a material change to a Protocol, including (a) a material change to the statistical analysis plan attached hereto as Exhibit G, (b) a material reduction of the statistical powering of a Product Clinical Trial as set forth in the Protocol for such Product Clinical Trial, or (c) any material change to the inclusion criteria or exclusion criteria with respect to a Product Clinical Trial as set forth in the applicable Protocol;
5.2.1.5 the substitution or addition of any arms in any Product Clinical Trial;

5.2.1.6 material changes or revisions to the Timeline for the Product Clinical Trials;
5.2.1.7 Licensing Transactions between Alnylam and a Third Party that could materially impact Alnylam’s ability to make the Success Payments in accordance with Section 3.7;
5.2.1.8 the addition to the Development Program of any new Clinical Trials testing the efficacy of a Product; and
5.2.1.9 any other matters the Parties mutually agree in writing will be, or are expressly provided in this Agreement to be, reviewed and discussed by the JSC.
5.2.2    Responsibilities (Review and Approve). The JSC’s responsibilities will include reviewing and approving the following:
5.2.2.1 changes to the funding schedule set forth in Section 4.3 for either Vutrisiran or ALN-AGT;
5.2.2.2 the determination as to whether the Phase 2 Success Criteria or the Phase 3 Success Criteria have been achieved; or
5.2.2.3    any other matters that the Parties mutually agree in writing will be, or are expressly provided in this Agreement to be, reviewed and approved by the JSC.
5.2.3    Limitation on Authority. Notwithstanding anything to the contrary set forth in this Agreement, the JSC will have no authority to (a) amend, modify or waive compliance with this Agreement, or (b) resolve any dispute concerning the validity, interpretation, construction of, or breach of this Agreement.
5.2.4    Decision-Making. Alnylam will retain sole decision-making authority over (a) [***] and (b) [***] except, in each case of (a) and (b), other than the matters described in Section 5.2.2. The unanimous approval of the JSC will be required with respect to all matters within its decision-making authority as described in the foregoing Section 5.2.2. The JSC Representatives of each Party will collectively have one (1) vote. The presence of at least one of each Party’s JSC representatives constitutes a quorum for the conduct of business at any JSC meeting, and no vote of the JSC may be taken without a quorum present. If the Parties are unable to reach agreement with regard to any of the matters set forth in Section 5.2.2, then, the matter will be escalated to the Executive Officers for attempted resolution by good faith negotiations during a period of [***] or as may be extended by mutual agreement of the Parties. If, notwithstanding such good faith negotiations, the Executive Officers fail to resolve such matter prior to expiration of such [***] negotiation period, as may be extended in accordance with the foregoing sentence, with respect to a Dispute as to Sections 5.2.2.2 or 5.2.2.3 only, either Party may initiate an arbitration with respect to such Dispute after expiration of such [***] negotiation period, in accordance with Section 14.10.2. For the avoidance of doubt, neither party will be permitted to initiate an arbitration hereunder with respect to a Dispute as to matters within Section 5.2.2.1.
5.3    Reports.
5.3.1    Provided to the JSC. At each JSC meeting Alnylam will provide an update and overview on the progress of the Product Clinical Trials and will report generally on progress toward obtaining Regulatory Approvals in each Major Market Country. As applicable, such update and overview will address matters that are subject to review and discussion of the JSC pursuant to Section 5.2.1, and Alnylam shall promptly provide to the JSC, prior to any JSC meeting at which the JSC is scheduled to discuss whether the Success Criteria under sub-sections 1.1.145, 1.1.147 or 1.1.149 have been met, those background materials that Blackstone identifies as reasonably necessary for it to adjudicate such Success Criteria and its decision to fund ALN-AGT Development Costs. For clarity, Alnylam shall not be required to prepare any new substantive written materials for the JSC meeting beyond the written materials that Alnylam is obligated to disclose to Blackstone pursuant to Section 3.6.
5.3.2    Following JSC Dissolution with Respect to Vutrisiran. Following the dissolution of the JSC with respect to Vutrisiran (as set forth in Section 5.1.3), Alnylam will provide, on an annual basis, [***]. In addition, following such dissolution of the JSC, no less than annually, the Alliance Managers will discuss any material updates to the prosecution and enforcement of the Alnylam Intellectual Property, the manufacturing and Commercialization of Vutrisiran, or any other material updates that could reasonably be expected to impact Alnylam’s obligation to pay the Royalty to Blackstone.
ARTICLE 6
PAYMENTS TO BLACKSTONE
6.1    Success Payments; Royalty.
6.1.1    Vutrisiran.
6.1.1.1 Success Payments. Following Regulatory Approval of Vutrisiran for the Approval Indication in the first Major Market Country (the “Vutrisiran Success Payment Trigger”), Alnylam will pay to Blackstone (subject to adjustment pursuant to Section 6.2) a payment equal to [***] following the end of the Calendar Quarter in which the Vutrisiran Success Payment Trigger occurs, in accordance with Section 6.3.1. Thereafter, if and only if the conditions precedent set forth in Section 6.1.1.3(ii) below are met on the applicable payment date, Alnylam will make [***] (subject to Section 6.2.1.2) additional [***] payments of [***] until the second (2nd) anniversary of the Vutrisiran Success Payment Trigger, for a total

(including the initial payment above) of One-Hundred and Seventy-Five Million U.S. Dollars ($175,000,000) (subject to adjustment pursuant to Section 6.2) in accordance with Section 6.3.1 (all payments under this Section 6.1.1.1, the “Vutrisiran Success Payments”).
6.1.1.2 Royalty. Alnylam will pay to Blackstone, on a country-by-country basis, a one percent (1%) royalty on the aggregate Net Sales of Vutrisiran in any indication sold by Alnylam, its Affiliates or its sublicensees, in such country during the Royalty Term (the “Royalty”). For the avoidance of doubt, (a) the Royalty (and the calculation of Net Sales) will not be subject to any offset, deduction or step-down of any kind, and will be calculated without taking into account any payments owed to Third Parties under subclause (b) of this Section 6.1.1.2, and (b) Alnylam will bear one hundred percent (100%) of any amounts paid or payable to Third Parties (including, but not limited to, milestone payments, royalty payments, sublicensing fees, license maintenance fees, etc.) as of the Effective Date or at any time during the Term under the Existing Licenses or any future agreement entered into with a Third Party related to Vutrisiran.
6.1.1.3 Contingent Payments; Conditions Precedent.
(i)    Failure to Achieve Success Payment Trigger. Subject to the termination rights set forth in Section 13.3, in the event that the Vutrisiran Success Payment Trigger is not met, but Alnylam has materially performed its obligations under this Agreement (including, without limitation, its obligation to use Commercially Reasonable Efforts as set forth in Section 3.2.2), then Alnylam will not be obligated to pay the Vutrisiran Success Payments or Royalty to Blackstone (or any other payments hereunder to Blackstone with respect to Vutrisiran).
(ii)    Conditions Precedent. Alnylam’s obligation to pay to Blackstone each Vutrisiran Success Payment set forth in Section 6.1.1.1 above following the initial Success Payment of [***] (subject to adjustment pursuant to Section 6.2) will only apply if, as of the applicable Vutrisiran Success Payment date, Vutrisiran has not been withdrawn from the market, in its entirety and for all indications, in all Major Market Countries following a Mandatory Recall. In the event that, following the implementation of a Mandatory Recall, [***] or Vutrisiran is re-launched in a Major Market Country, then the Vutrisiran Success Payments will be due and payable by Alnylam to Blackstone in accordance with the payment schedule set forth in Section 6.1.1.1 above, which payment schedule will be extended to account for the length of time during which Vutrisiran was withdrawn from the market; provided that, at the time of such payments for such [***] re-launched Product, the condition set forth in the foregoing sentence is met for such [***] re-launched Product; and provided further, that the amount of such Vutrisiran Success Payments for such [***] re-launched Product will be reduced by the amount of any Vutrisiran Success Payments that were paid to Blackstone prior to such Mandatory Recall.

6.1.2    ALN-AGT Phase 2 Success Payments.
6.1.2.1 Success Payments. Following the earlier of (a) the Parties reasonable determination through the JSC as of the rand DB PCT IA (as such event is defined in the ALN-AGT Development Plan) that the Phase 2 Success Criteria for the ALN-AGT Phase 2 Trial have been met, or (b) Alnylam’s (or its designee’s) commencement (i.e., first dosing of the first subject) of a Phase 3 Clinical Trial for ALN-AGT ((a) or (b), as applicable, the “ALN-AGT Phase 2 Success Payment Trigger”), Alnylam will pay to Blackstone (subject to adjustment pursuant to Section 6.2) a payment equal to [***] following the end of the Calendar Quarter in which the ALN-AGT Phase 2 Success Payment Trigger occurs, in accordance with Section 6.3.1; provided that, in the event that the ALN-AGT Phase 2 Success Payment Trigger is met on the basis of the foregoing (b), then, following the commencement of such ALN-AGT Phase 3 Trial, Alnylam shall pay the amounts set forth in this Section 6.1.2.1 as if the ALN-AGT Phase 2 Success Trigger had occurred on the date on which the results of the rand DB PCT IA (as such event is defined in the ALN-AGT Development Plan) for the ALN-AGT Phase 2 Trial were available (including, subject to Section 6.1.2.2(ii), the immediate payment to Blackstone of any amounts that would have already been due and payable had the ALN-AGT Phase 2 Success Trigger occurred upon such date). Thereafter, if and only if the conditions precedent set forth in Section 6.1.2.2(ii) below are met on the applicable payment date, Alnylam will make [***] (subject to Section 6.2.2.2 and subject to any catch-up payments required by the proviso in the immediately preceding sentence) additional [***] payments of [***] until the fourth (4th) anniversary of the ALN-AGT Phase 2 Success Payment Trigger for a total (including the initial payment above) of Eighty-Four Million, Five-Hundred Thousand U.S. Dollars ($84,500,000) (subject to adjustment pursuant to Section 6.2) in accordance with Section 6.3.1 (all payments under this Section 6.1.2.1, the “ALN-AGT Phase 2 Success Payments”).
6.1.2.2 Contingent Payments; Conditions Precedent.
(i)    Failure to Achieve Success Criteria. In the event that Alnylam has materially performed its obligations under this Agreement (including its obligation to use Commercially Reasonable Efforts as set forth in Section 3.2.2), but the ALN-AGT Phase 2 Success Payment Trigger is not met, then Alnylam will not be obligated to pay the ALN-AGT Phase 2 Success Payments to Blackstone (or any other payments hereunder to Blackstone with respect to ALN-AGT). For the avoidance of doubt, in the event that the ALN-AGT Phase 2 Success Payment Trigger is met, but the ALN-AGT Phase 3 Success Payment Trigger is not met during the Term, then, Alnylam will only be obligated to pay to Blackstone the ALN-AGT Phase 2 Success Payments, subject to Section 6.1.2.2(ii).
(ii)    Conditions Precedent. Alnylam’s obligation to pay to Blackstone each ALN-AGT Phase 2 Success Payment set forth in Section 6.1.2.1 above following the initial ALN-AGT Phase 2 Success Payment of [***] (subject to adjustment pursuant to Section 6.2) will only apply if, as of the applicable ALN-AGT Phase 2 Success Payment date, (A) Alnylam has not discontinued the ALN-AGT Development Program in its entirety in all Major Market Countries following the issuance of a Clinical Hold resulting from a SUSAR, and (B) [***]. In the event that, following the discontinuation of the ALN-AGT Development Program, [***] or the Development Program for the Existing ALN-AGT Product is recommenced in a Major Market Country, and such Existing ALN-AGT Product [***] achieves the Phase 2 Success Criteria, then the ALN-AGT Phase 2 Success Payments will be due and payable by Alnylam to Blackstone in accordance with the payment schedule set forth in Section 6.1.2.1 above, which payment schedule will be extended to account for the length of time during which Alnylam was not Developing the Existing ALN-AGT Product [***] provided that, at the time of such payments for such [***] re-launched Product, the conditions set forth in the foregoing sentence are met for such [***] re-launched Product; and provided further, that the amount of such ALN-AGT Phase 2 Success Payments for such ALN-AGT Back-Up Product or re-launched Product will be reduced by the amount of any ALN-AGT Phase 2 Success Payments that were paid to Blackstone prior to Alnylam’s discontinuation of the ALN-AGT Development Program.
6.1.3    ALN-AGT Phase 3 Success Payments.
6.1.3.1 Success Payments. Following Regulatory Approval of ALN-AGT in the first Major Market Country (the “ALN-AGT Phase 3 Success Payment Trigger”), Alnylam will pay to Blackstone (subject to adjustment pursuant to Section 6.2) a payment equal to [***] following the end of the Calendar Quarter in which the ALN-AGT Phase 3 Success Payment Trigger occurs, in accordance with Section 6.3.1. Thereafter, if and only if the conditions precedent set forth in Section 6.1.3.2(ii) below are met on the applicable payment date, Alnylam will make [***] (subject to Section 6.2.3.2) additional [***] payments of [***] until the fourth (4th) anniversary of the ALN-AGT Phase 3 Success Payment Trigger, for a total (including the initial payment above) of Two-Hundred and Forty-Three Million U.S. Dollars ($243,000,000) (subject to adjustment pursuant to Section 6.2) in accordance with Section 6.3.1 (all payments under this Section 6.1.3.1, the “ALN-AGT Phase 3 Success Payments”).
6.1.3.2 Contingent Payments; Conditions Precedent.
(i)    Failure to Achieve ALN-AGT Phase 3 Success Payment Trigger. Subject to the termination rights set forth in Section 13.3, in the event that Alnylam has performed its obligations under this Agreement (including its obligation to use Commercially Reasonable Efforts as set forth in Section 3.2.2), but the ALN-AGT Phase 3 Success Payment Trigger is not met, then Alnylam will not be obligated to pay the ALN-AGT Phase 3 Success Payments to Blackstone.

(ii)    Conditions Precedent. Alnylam’s obligation to pay to Blackstone each ALN-AGT Phase 3 Success Payment set forth in Section 6.1.3.1 above following the initial Success Payment of [***] (subject to adjustment pursuant to Section 6.2) will only apply if, as of the applicable Success Payment date, ALN-AGT has not been withdrawn from the market, in its entirety and for all indications, in all Major Market Countries following a Mandatory Recall. In the event that, following the implementation of a Mandatory Recall [***] or ALN-AGT is re-launched in a Major Market Country, then Alnylam will resume its payment of the ALN-AGT Phase 3 Success Payments to Blackstone in accordance with the payment schedule set forth in Section 6.1.3.1 above, which payment schedule will be extended to account for the length of time during which ALN-AGT was withdrawn from the market; provided that, at the time of such payments for such [***] re-launched Product, the condition set forth in the foregoing sentence is met for such [***] re-launched Product; and provided further, that the amount of such ALN-AGT Phase 3 Success Payments for such [***] re-launched Product will be reduced by the amount of any ALN-AGT Phase 3 Success Payments that were paid to Blackstone prior to such Mandatory Recall.
6.2    Payment Adjustments.
6.2.1    Vutrisiran.
6.2.1.1 Adjustment for Change in Development Costs. In the event that the actual Vutrisiran Development Costs paid by Blackstone hereunder are lower or greater than Seventy Million U.S. Dollars ($70,000,000), then the Vutrisiran Success Payments will be adjusted to reflect the applicable MoIC multiplied by the actual Vutrisiran Development Costs paid by Blackstone hereunder. By way of example, if the actual Vutrisiran Development Costs equal Sixty-Five Million U.S. Dollars ($65,000,000), then the Vutrisiran Success Payments would be equal to $65,000,000 x 2.5 = $162,500,000.
6.2.1.2 Adjustment for Regulatory Delay. In the event that the Vutrisiran Success Payment Trigger has not been achieved by [***] (the “Vutrisiran Approval Target”), then, unless such delay is caused by a Force Majeure Event, following the Vutrisiran Success Payment Trigger, the Vutrisiran Success Payments will be adjusted as follows [***].
6.2.2    ALN-AGT Phase 2 Success Payments.
6.2.2.1 Adjustment for Change in Development Costs. In the event that the actual ALN-AGT Phase 2 Development Costs paid by Blackstone hereunder are lower or greater than Twenty-Six Million U.S. Dollars ($26,000,000), then the ALN-AGT Phase 2 Success Payments will be adjusted to reflect the applicable MoIC multiplied by the actual ALN-AGT Phase 2 Development Costs paid by Blackstone hereunder. By way of example, if the actual ALN-AGT Phase 2

Development Costs equal Twenty Million U.S. Dollars ($20,000,000), then the ALN-AGT Phase 2 Success Payments would be equal to $20,000,000 x 3.25 = $65,000,000.
6.2.2.2 Adjustment for Phase 2 Success Delay. Following completion of the ALN-AGT Phase 1 Clinical Trial but prior to Blackstone commencing to pay the ALN-AGT Phase 2 Development Costs, the estimated date for the receipt of the results of the rand DB PCT IA (as such event is defined in the ALN-AGT Development Plan) for such ALN-AGT Phase 2 Trial (such estimated completion date, the “ALN-AGT Phase 2 Success Target”) will be finalized by the Parties and the Timeline will be amended to include such date. In the event that the ALN-AGT Phase 2 Success Payment Trigger has not been achieved by the ALN-AGT Phase 2 Success Target, then, unless such delay is caused by a Force Majeure Event, following the ALN-AGT Phase 2 Success Payment Trigger, the ALN-AGT Phase 2 Success Payments will be adjusted as follows [***].
6.2.3    ALN-AGT Phase 3 Success Payments.
6.2.3.1 Adjustment for Change in Development Costs. In the event that the actual ALN-AGT Phase 3 Development Costs paid by Blackstone hereunder are lower or greater than Fifty-Four Million U.S. Dollars ($54,000,000), then the ALN-AGT Phase 3 Success Payments will be adjusted to reflect the applicable MoIC multiplied by the actual ALN-AGT Phase 3 Development Costs paid by Blackstone hereunder. By way of example, if the actual ALN-AGT Phase 3 Development Costs equal Fifty Million U.S. Dollars ($50,000,000), then the ALN-AGT Phase 3 Success Payments would be equal to $50,000,000 x 4.5 = $225,000,000.
6.2.3.2 Adjustment for Approval Delay. Following completion of the ALN-AGT Phase 2 Clinical Trial, but prior to Blackstone commencing to pay the ALN-AGT Phase 3 Development Costs, the estimated date for the first Regulatory Approval of ALN-AGT (the “ALN-AGT Phase 3 Approval Target”) will be finalized by the Parties and the Timeline will be amended to include such date. In the event that the ALN-AGT Phase 3 Success Payment Trigger has not been achieved by the ALN-AGT Phase 3 Approval Target, then, unless such delay is caused by a Force Majeure Event, following the ALN-AGT Phase 3 Success Payment Trigger, the ALN-AGT Phase 3 Success Payments will be adjusted as follows [***].

6.3    Method and Timing of Payment.
6.3.1    Success Payments. Commencing upon the date of the applicable Success Payment Trigger, Blackstone (or its designee) will deliver invoices to Alnylam for each applicable Success Payment within [***]. Alnylam will pay the amount set forth on each such invoice within [***] following delivery of such invoice, by wire transfer to Blackstone’s account that Blackstone will designate on such invoice. Alnylam will provide Blackstone with written notice of each wire transfer to Blackstone’s account. All amounts payable and calculations under this Agreement will be in U.S. dollars.
6.3.2    Royalty Reports; Payments. During the Royalty Term for Vutrisiran, within [***] after the end of each Calendar Quarter, Alnylam will deliver a report to Blackstone (or its designee) specifying on a currency-by-currency basis (a) gross sales in the relevant Calendar Quarter, (b) Net Sales in the relevant Calendar Quarter (including a description (and amount) of any deductions applied in determining the gross sales to Net Sales calculation), (c) to the extent that such Net Sales includes sales not denoted in U.S. Dollars, Alnylam’s exchange rate methodology shall be in accordance with GAAP, and (d) the Royalty payable on such Net Sales. All Royalty payments due under Section 6.1.1.2 for each Calendar Quarter will be due and payable on the date that such royalty report is due. In the event that, during the Royalty Term for Vutrisiran, [***].
6.4    Late Payments. If Alnylam fails to pay any amount due under this Agreement on the due date therefore, then, without prejudice to any other remedies that Blackstone or its designee may have, such amount will bear interest from the due date until payment of such amount is made, both before and after any judgment, at a rate equal to [***] per annum, computed on the basis of a year of three-hundred and sixty-five (365) days for the actual number of days payment is delinquent, or if such rate exceeds the maximum amount permitted by Applicable Law, at such maximum rate.
6.5    Taxes.
6.5.1    Tax Treatment. For all U.S. federal and applicable state and local tax purposes, the Parties shall treat (i) Blackstone’s payment of any Development Costs (pursuant to Article 4) as received by Alnylam as income in a taxable transaction, (ii) Alnylam’s payment of any Success Payments and Royalty payments (pursuant to this Article 6) as received by Blackstone in a taxable transaction, (iii) the transactions contemplated under this Agreement as separate and independent from any transactions entered into by Alnylam and Blackstone or their Affiliates other than those contemplated by this Agreement, and (iv) Alnylam’s payment of any Success Payments and Royalty payments (as set forth in Article 6) as income from sources within the United States as defined under the Code and the Treasury Regulations thereunder. If there is an inquiry by any Governmental Authority related to this Section 6.5, the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 6.5.

6.5.2    Withholding.
6.5.2.1To the extent a Party making a payment under this Agreement (the “Paying Party”) is required by Applicable Law to deduct or withhold taxes on any payment to the Party receiving such payment (the “Recipient Party”), the Paying Party will be entitled to make such deduction or withholding. Prior to deducting and withholding any amounts, the Paying Party shall notify the Recipient Party of such deduction or withholding and cooperate with the Recipient Party as provided in Section 6.5.3. If, notwithstanding such cooperation, the deduction or withholding is not eliminated, then the Paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the Recipient Party a copy of a tax certificate or other evidence of such deduction or withholding sufficient to enable the Recipient Party to claim such payment of taxes or for a refund claim to the extent available under the Applicable Law, as applicable. Notwithstanding anything to the contrary in this Agreement, the Parties agree that no deduction or withholding shall be made by Paying Party to the extent the Recipient Party has timely delivered to the Paying Party a duly completed IRS From W-9, except to the extent such deduction or withholding is required as a result of a change in Applicable Law after the Effective Date.
6.5.2.2 If, as a result of a Withholding Action by the Paying Party (including any assignee or successor), a deduction or withholding is required by Applicable Law and the amount of such deduction or withholding exceeds the amount of deduction or withholding that would have been required if the Paying Party had not committed the Withholding Action, then the Paying Party shall pay an additional amount to the Recipient Party such that, after withholding from the payment contemplated by this Agreement and such additional amount, the Recipient Party receives the same amount as it would have received from the Paying Party absent such Withholding Action by the Paying Party. For the avoidance of doubt, if as a result of a Withholding Action by a Recipient Party the amount of deduction or withholding under the law of the applicable jurisdiction exceeds the amount of such deduction or withholding that would been required in the absence of such Withholding Action by the Recipient Party, the Paying Party shall be required to pay any additional amount only to the extent that the Paying Party would be required to pay any additional amount to the Recipient Party pursuant to the preceding sentence if the Recipient Party had not committed such Withholding Action. For purposes of this Section 6.5.2.2, “Withholding Action” by a Party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party outside of the Party’s jurisdiction; (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the Party’s jurisdiction (or the direct exercise of such rights by an Affiliate of such Party outside of the Party’s jurisdiction); (iii) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside the applicable jurisdiction of the Party, an assignee or a successor; and (iv) any action taken after the Effective Date by such Party that causes this Agreement or any payment contemplated by this Agreement to become subject to tax (including by virtue of withholding or deduction) in one or more additional jurisdictions after the Effective Date.
6.5.3    Tax Cooperation. The Parties will cooperate and produce on a timely basis any tax forms or reports reasonably requested by the other Party in connection with any payment made under this Agreement, including any tax forms that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, including any IRS Forms W-9 or W-8BEN-E, as applicable. Each Party will provide, upon request, to the other Party such tax forms at least thirty (30) days prior to the due date for any such payments; provided that the request for such forms was made in a timely manner. Each Party will provide the other with commercially reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Each Party will provide commercially reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial tax audit or contest relating to tax payments made with respect to amounts paid or payable to such other Party under this Agreement.
6.5.4    Reporting. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.5 and Section 14.13 on any tax return or in any audit or other judicial or administrative proceeding unless otherwise required pursuant to a “determination” under Section 1313 of the Code or in connection with a settlement.
6.6    Accelerated Payment Option.
6.6.1    Success Payment Acceleration.
6.6.1.1 Alnylam will have the right, in its sole discretion (subject to the Parties reaching agreement as set forth in Section 6.6.1.2), at any time following the achievement of a Success Payment Trigger, to accelerate the payment schedule for the applicable Success Payments.
6.6.1.2 In the event that Alnylam elects to accelerate the Success Payments for Vutrisiran or ALN-AGT in accordance with Section 6.6.1, then Alnylam will provide written notice to Blackstone of such election, and the Parties will mutually agree upon a new accelerated payment schedule for the applicable Success Payments. In the event that the Parties are unable to agree on a new accelerated payment schedule for the applicable Success Payments within [***] of Blackstone’s receipt of Alnylam’s notice in the foregoing sentence, then the matter will be escalated to the Executive Officers for attempted resolution by good faith negotiations during a period of [***]. If, notwithstanding such good faith negotiations, the Executive Officers fail to resolve such matter prior to expiration of such [***] negotiation period, then the payment schedule set forth in Section 6.1 will remain in place unless and until the Parties reach mutual agreement.
6.6.2    Royalty Buy-Out. Alnylam will have the right, at any time following the achievement of the Vutrisiran Success Payment Trigger until the conclusion of the Royalty Term, to notify Blackstone that Alnylam wishes to repurchase from Blackstone the right to receive the Royalty. Following Blackstone’s receipt of such notice from Alnylam, Blackstone may elect, in its sole discretion, to negotiate with Alnylam in good faith a purchase price for the Royalty. For the avoidance of doubt, Blackstone will have no obligation to sell to Alnylam its interest in the Royalty.
ARTICLE 7
SECURITY INTERESTS
7.1    Security Interest.
7.1.1    Grant. As security for the payment and performance in full when due of the Alnylam Obligations, Alnylam hereby grants to the Administrative Agent for the benefit of the Secured Parties, effective upon the Effective Date, a security interest in (i) the ALN-AGT Collateral, (ii) Vutrisiran Collateral, and (iii) the Development Costs Account; provided, however, that Blackstone’s Security Interests with respect to Shared IP is subject to the license granted to the Lenders (as such term is defined in the Term Loan Agreement) in and to such Shared IP under the Term Loan Agreement.
7.1.2    Priority of Security Interest. Alnylam represents, warrants and covenants that, subject to Administrative Agent’s making and maintaining any filings necessary to achieve such perfection and the Intercreditor Agreement, (i) the security interests in the Vutrisiran Collateral and the ALN-AGT Collateral are valid and perfected first priority security interests, free and clear of all Liens except for Permitted Liens, and (ii) the security interest in the Development Cost Account will be a valid and perfected, first priority security interest, free and clear of all Liens except for Permitted Liens of the type set forth in clause (d) of the definition thereof ((i) and (ii), the “Blackstone Security Interests”). Alnylam represents and warrants that, as of the Effective Date, Alnylam has not authenticated any agreement authorizing any secured party thereunder to file a financing statement in any Blackstone Collateral, except to perfect Permitted Liens.
7.1.3    Acceleration of Success Payments Following Payment Default. Following the achievement of the first Success Payment Trigger, if Alnylam has failed to pay to Blackstone two (2) successive Success Payments at any time on the applicable payment due date, then unless Alnylam has cured such second (2nd) payment breach within [***] of such due date, the Administrative Agent, in its sole discretion, may, without prejudice to any other remedies that Blackstone or its designee may have, accelerate all remaining Success Payments for which the Success Payment Triggers have been met, which Success Payments shall be immediately due and payable. For clarity, in the event that, following a second (2nd) missed payment, Alnylam cures such payment breach in accordance with the foregoing, then any failure by Alnylam to pay a Success Payment on the applicable payment due date thereafter shall, without an opportunity for Alnylam to cure such payment breach, trigger the Administrative Agent’s acceleration right set forth in this Section 7.1.3.
7.1.4    Blackstone Collateral Exclusions. The security interest granted herein the Blackstone Collateral will remain in effect until the earlier of (a) Alnylam, pursuant to Section 6.1.1.3 or 6.1.3.2 (as applicable), shall cease to have any obligation to pay any Success Payments, and (b) all Alnylam Obligations (other than contingent indemnity obligations) have been paid or otherwise satisfied in full in accordance with this Agreement. Upon payment or other satisfaction of all Alnylam Obligations (other than contingent indemnity obligations), the Administrative Agent will, at the sole cost and expense of Alnylam, release its Liens in the Blackstone Collateral and all rights therein will revert to Alnylam.
7.2    Authorization to File Financing Statements. Alnylam hereby authorizes the Administrative Agent to file, on or at any time from time to time after the Effective Date, and, promptly upon the reasonable request of the Administrative Agent, Alnylam will execute and deliver to the Administrative Agent (as applicable), financing statements, amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the Blackstone Collateral constituting intellectual property, notices and other documents and instruments, in form reasonably satisfactory to the Administrative Agent, that are necessary or desirable to perfect and continue perfection, maintain the priority of or provide notice of the Secured Parties’ security interest in the Blackstone Collateral and to accomplish the purpose of this Agreement, without notice to Alnylam, in all jurisdictions determined by the Administrative Agent to be necessary or appropriate.
7.3    Negative Covenants.
7.3.1    Encumbrances. Except as permitted under Section 3.7, Alnylam will not, without the Administrative Agent’s prior written consent:
7.3.1.1 create, incur, assume, allow, or suffer to exist any Lien on any of the Blackstone Collateral, whether now owned or hereafter acquired, or assign or convey any right to receive income with respect to the Blackstone Collateral (other than royalty and other license fee obligations to licensors thereof in accordance with the applicable license agreement), including the sale of any Blackstone Collateral, or permit any of its subsidiaries to do so, other than Liens in favor of Blackstone and other Permitted Liens; or

7.3.1.2 enter into any agreement, document, instrument or other arrangement (except with or in favor of the Administrative Agent) with any Person which expressly prohibits Alnylam or any subsidiary of Alnylam from assigning, mortgaging, pledging, granting a security interest in the Blackstone Collateral to the Administrative Agent.
7.4    Affirmative Covenants. Alnylam will do all of the following:
7.4.1    Execution of Additional Security Agreements and Other Further Assurances. Alnylam will, upon the reasonable request of the Administrative Agent from time to time hereafter, execute such security agreements, deposit account control agreements, securities account control agreements and other agreements and documents and take such further action, as reasonably required or desired to perfect or continue the perfection of the Blackstone Security Interests or to effect the purposes of this Article 7, including without limitation by taking the following actions:
(a)    On or before the Effective Date, Alnylam will execute and deliver to the Administrative Agent such patent and trademark security agreements as the Administrative Agent may reasonably request, on the form set forth hereto as Exhibit E (each an “IP Security Agreement”), and will record such agreements with the U.S. Patent and Trademark Office. Within [***] of the last day of the fiscal quarter during which the Effective Date occurred and each fiscal quarter ending thereafter, Alnylam will notify the Administrative Agent in writing of the creation or acquisition of any Intellectual Property owned by Alnylam that is registered or becomes registered or the subject of an application for registration with the U.S. Patent and Trademark Office, in each case during such fiscal quarter then ended, and to the extent constituting Blackstone Collateral, and will record a further IP Security Agreement (or amendment to an existing IP Security Agreement) in each case in form and substance reasonably acceptable to the Administrative Agent with the U.S. Patent and Trademark Office, and will take such other action as may be necessary or as the Administrative Agent may reasonably request to perfect the Administrative Agent’s security interest in such Intellectual Property, subject to the limitations set forth in clause (d) below. As between Alnylam and its Affiliates, Alnylam owns and will continue to own all Vutrisiran Product IP and ALN-AGT Product IP (other than Regulatory Approvals outside the United States, which may be owned by one or more of Alnylam’s Affiliates). Notwithstanding the foregoing, an Affiliate of Alnylam shall be permitted to own Vutrisiran Product IP or ALN-AGT Product IP provided that (i) such Vutrisiran Product IP or ALN-AGT Product IP shall continue to be part of the Vutrisiran Collateral or ALN-AGT Collateral, as the case may be; and (ii) as a condition precedent to such ownership, such Affiliate agrees in writing with Alnylam and the Secured Parties, in form reasonably satisfactory to the Administrative Agent, to be bound by the obligations of Alnylam contained in Sections 7.1.1, 7.1.2, 7.1.4, 7.2, 7.3 and 7.4 and thereby to grant to the Administrative Agent, for the benefit of the Secured Parties, perfected security interests in the Vutrisiran Product IP or ALN-AGT Product IP owned by such Affiliate (including, with respect to any such Affiliate that is formed outside the United States, under the law of such Affiliate’s jurisdiction of organization, if requested by the Administrative Agent).
(b)    On or before the Effective Date, Alnylam will execute and deliver to the Administrative Agent an acknowledgment and consent to the Intercreditor Agreement.
(c)    On or before the date that is sixty (60) days following the Effective Date, Alnylam will execute and deliver to the Administrative Agent a springing deposit account control agreement in favor of the Secured Parties with respect to the Development Costs Account in customary form reasonably acceptable to the Administrative Agent (together with any tri-party deposit account control agreement or tri-party securities account control agreement entered into with respect to a successor or additional Development Costs Account, the “Deposit Account Control Agreement”). In addition to and without limiting the foregoing, Alnylam will provide the Administrative Agent with prior written notice before establishing any additional deposit account at or with any bank or financial institution for the purpose of serving as a Development Costs Account pursuant to Section 4.5. For each such successor or additional Development Costs Account that Alnylam at any time proposes to maintain, Alnylam, as a condition precedent to establishing such successor or additional Development Costs Account, will cause the applicable bank or financial institution at or with which such successor or additional Development Costs Account is proposed to be maintained to execute and deliver to the Administrative Agent a tri-party deposit account control agreement or tri-party securities account control agreement in customary form reasonably acceptable to the Administrative Agent to perfect the Secured Parties’ first priority security interest in such account.
(d)    At the Administrative Agent’s request, Alnylam will promptly execute and deliver (or cause any Affiliate owning Blackstone Collateral to execute and deliver) any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable to maintain in favor of the Secured Parties, Liens on the Blackstone Collateral that are duly perfected in accordance with the requirements of all Applicable Laws (to the extent required under this Agreement. Notwithstanding anything to the contrary in this Agreement or any other document, in no event shall Alnylam or its subsidiaries be required to, nor shall the Administrative Agent be authorized to, take any of the following actions (i) execute, deliver or otherwise obtain any agreement, instrument or documents governed by foreign law, (ii) perfect any pledge, security interest by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar filing office) of the relevant states and jurisdictions, (B) filings with the USPTO, as applicable, with respect to Intellectual Property, and (C) entering into account control agreements pursuant to Section 7.4.1(c) above, or (iii) to take any actions with respect to any assets not located in the United States (including any Intellectual Property registered or applied for in any jurisdiction outside the United States) or enter into any security document governed by the laws of a jurisdiction other than a jurisdiction within the United States.

7.4.2    Licenses Related to ALN-AGT and Vutrisiran.
7.4.2.1 For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section Article 7 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any ALN-AGT Collateral or Vutrisiran Collateral), subject to the rest of this Section 7.4.2, Alnylam hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable (until the last day of the Term and subject to the license carveouts in clauses (A) and (B) below), nonexclusive, assignable license (which license may be exercised only upon an breach or default by Alnylam hereunder (an “Event of Default”), without payment of royalty or other compensation to Alnylam or any Subsidiary thereof), including the right to practice, use, sublicense or otherwise exploit, solely in connection with Vutrisiran or ALN-AGT or other items in the Blackstone Collateral, any Intellectual Property now owned or hereafter acquired by Alnylam or licensed or sublicensed to Alnylam, in each case that is relevant to any of Vutrisiran and ALN-AGT, but excluding any Shared IP and any Vutrisiran Product IP licensed to Alnylam and ALN-AGT Product IP licensed to Alnylam, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license (A) does not violate the express terms of any agreement between Alnylam and a third party with respect to such Intellectual Property existing as of the Effective Date (and such non-exclusive license and access are and will be subject to and subordinate to the terms of any Permitted License (as defined in the Term Loan Agreement as in effect on the date hereof), excluding any Lien incurred under any Permitted Royalty Financing (as defined in the Term Loan Agreement as in effect on the date hereof) entered into by Alnylam after the Effective Date but prior to such Event of Default), or gives such third party any right of acceleration, modification, termination or cancellation therein and (B) is not prohibited by any Applicable Law; provided that such license and sublicenses with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For clarity, the Administrative Agent may exercise such license solely upon and during the continuation of an Event of Default and solely for the purpose of exercising the remedies in accordance with this Agreement; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance with the provisions of this Agreement shall be binding upon Alnylam, notwithstanding any subsequent cure of an Event of Default.
7.4.2.2 For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section Article 7 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any ALN-AGT Collateral or Vutrisiran Collateral), subject to the rest of this Section 7.4.2, Alnylam hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable (until the last day of the Term and subject to the license carveouts in clauses (A) and (B) below), nonexclusive, assignable license, including the right to practice, use, sublicense or otherwise exploit, (which license may be exercised only upon an Event of Default, without payment of royalty or other compensation to Alnylam or any Subsidiary thereof) under any of the Shared IP owned by Alnylam now or during the term of this Agreement prior to such Event of Default, to research, develop, make, have made, import, export, sell, offer for sale, and otherwise commercialize Vutrisiran and/or ALN-AGT, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, in each case to the extent to the extent that such non-exclusive license and/or access (A) does not violate the express terms of any agreement between Alnylam and a third party with respect to such Intellectual Property existing as of the Effective Date (and such non-exclusive license and access are and will be subject to and subordinate to the terms of any Permitted License (as defined in the Term Loan Agreement), excluding any Lien incurred under any Permitted Royalty Financing (as defined in the Term Loan Agreement) entered into by Alnylam after the Effective Date but prior to such Event of Default), or gives such third party any right of acceleration, modification, termination or cancellation therein and (B) is not prohibited by any Applicable Law; provided that such license and sublicenses with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For clarity, the Administrative Agent may exercise such license solely upon and during the continuation of an Event of Default and solely for the purpose of exercising the remedies in accordance with this Agreement; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance with the provisions of this Agreement shall be binding upon Alnylam, notwithstanding any subsequent cure of an Event of Default.
7.4.2.3 For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section Article 7 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any ALN-AGT Collateral or Vutrisiran Collateral), subject to the rest of this Section 7.4.2, Alnylam hereby agrees to grant to the Administrative Agent, for the benefit of the Secured Parties, solely upon an Event of Default but without payment of royalty or other compensation to Alnylam, an irrevocable (until the last day of the Term and subject to the license carveouts in clauses (A) and (B) below), nonexclusive, assignable license, including the right to practice, use, sublicense or otherwise exploit, under any Vutrisiran Product IP or ALN-AGT Product IP licensed or sublicensed to Alnylam now or during the term of this Agreement prior to such Event of Default, to research, develop, make, have made, import, export, sell, offer for sale, and otherwise commercialize Vutrisiran and/or ALN-AGT, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license and/or access (A) does not violate the express terms of any agreement between Alnylam and a third party with respect to such Intellectual Property existing as of the Effective Date (and such non-exclusive license and access are and will be subject to and subordinate to the terms of any Permitted License (as defined in the Term Loan Agreement), excluding any Lien incurred under any Permitted Royalty Financing (as defined in the Term Loan Agreement) entered into by Alnylam after the Effective Date but prior to such Event of Default), or gives such third party any right of acceleration, modification, termination or cancellation therein and (B) is not prohibited by any Applicable Law; provided that such license and sublicenses with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For clarity, the foregoing license shall not be granted unless and until the occurrence of an Event of Default, and the foregoing license may be exercised solely for the purpose of exercising remedies in accordance with this Agreement; provided that any license, sublicense or other transaction entered into by Blackstone in accordance with the provisions of this Agreement shall be binding upon Alnylam, notwithstanding any subsequent cure of an Event of Default.
7.5    Administrative Agent.
7.5.1    Appointment and Authority.
7.5.1.1 Appointment. Each of the Blackstone Entities hereby irrevocably appoints, designates and authorizes BXLS V BODYGUARD - PCP L.P. to act on its behalf as the Administrative Agent hereunder and under the other Transaction Agreements and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 7.5 are solely for the benefit of the Administrative Agent and the Blackstone Entities, and neither Alnylam nor any of its Affiliates shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Agreements (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any

Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
7.5.1.2 Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Transaction Agreements, and each of the Blackstone Entities hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Blackstone Entity for purposes of acquiring, holding and enforcing any and all Liens on Blackstone Collateral granted by Alnylam to secure any of Alnylam’s obligations hereunder, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.5.5 for purposes of holding or enforcing any Lien on the Blackstone Collateral (or any portion thereof) granted under the Transaction Agreements, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 7.5 and Article 14 (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Agreements) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Blackstone Entities hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Blackstone Collateral (including any intercreditor agreement and any amendment, supplement, modification or joinder with respect thereto) and the rights of any secured party with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Transaction Agreements and acknowledge and agree that any such action by the Administrative Agent shall bind the Blackstone Entities and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Blackstone Entities in their capacity as such, at the direction of the Required Investors, which negotiation, enforcement or settlement will be binding upon each Blackstone Entity.
7.5.1.3 Fees. No fees shall be payable to the Administrative Agent by Alnylam or the Blackstone Entities in respect of the Administrative Agent’s service as collateral agent or administrative agent hereunder, except as may otherwise be agreed in writing by the Administrative Agent and such Person(s).
7.5.1.4 Costs and Expenses. The Blackstone Entities shall pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (limited, in the case of legal counsel, to the reasonable and documented fees, charges and disbursements of one legal counsel to the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Agreements or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in relevant jurisdictions material to the interests of the Blackstone Entities), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Agreements, including its rights under this Section 7.5.1.4, or (B) in connection with the transactions contemplated hereby, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such transactions.
7.5.1.5 Indemnification by the Blackstone Entities. The Blackstone Entities shall indemnify the Administrative Agent (and any sub-agent thereof) and each Affiliate of any of the foregoing Persons (each such Person being called an “Agent Indemnitee”) against, and hold each Agent Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Agent Indemnitee or asserted against any Agent Indemnitee by any Person (including Alnylam or any other Blackstone Entity) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Affiliates only, the administration of this Agreement and the other Transaction Agreements, (ii) any payments or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Alnylam or any other Blackstone Entity, and regardless of whether any Agent Indemnitee is a party thereto; provided that such indemnity shall not, as to any Agent Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Indemnitee, (y) other than an Agent Indemnitee that is not the Administrative Agent and its Affiliates, result from a claim brought by any other Blackstone Entity against an Agent Indemnitee for a material breach of such Agent Indemnitee’s obligations hereunder or under any other Transaction Agreement, if such Blackstone Entity has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Blackstone Entity and that is brought by an Agent Indemnitee against another Agent Indemnitee (other than against the Administrative Agent, any sub-agents and their Affiliates, in their capacities as such). This Section 7.5.1.5 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

7.5.1.6 Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Blackstone Entity shall assert, and each Blackstone Entity hereby waives, and acknowledges that no other Person shall have, any claim against any Agent Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any payments contemplated hereby or the use or proposed use of the proceeds thereof. No Agent Indemnitee referred to in Section 7.5.1.5 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Agent Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.
7.5.1.7 Payments. All amounts due under this Section 7.5.1 shall be payable not later than [***] after demand therefor together with a reasonably detailed invoice with respect thereto.
7.5.2    Right as a Blackstone Entity. If a Blackstone Entity is serving as the Administrative Agent hereunder, such Person shall have the same rights and powers in its capacity as a Blackstone Entity as any other Blackstone Entity and may exercise the same as though it were not the Administrative Agent and the term “Blackstone Entities” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may generally engage in any kind of financing or other business with Alnylam or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Blackstone Entities or to provide notice to or consent of the Blackstone Entities with respect thereto. Notwithstanding anything to the contrary, any waiver or release by Alnylam of the Administrative Agent or Collateral Agent contained in this Section 7.5 shall be solely with respect to the Person serving in its capacity as Administrative Agent or Collateral Agent and shall not be deemed a release or waiver of any Blackstone Entity or any other Person in any other capacity or for any other purposes set forth in this Agreement.
7.5.3    Exculpatory Provisions.
7.5.3.1Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Transaction Agreements, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and each of its officers, partners, directors, employees or agents:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in other Transaction Agreements with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any Applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Agreements that the Administrative Agent is required to exercise as directed in writing by the Required Investors (or such other number or percentage of the Blackstone Entities as shall be expressly provided for herein or in the other Transaction Agreements); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Agreement or Applicable Law, including for the avoidance of doubt refraining from any action that, in its respective opinion or the opinion of its respective counsel, may be a violation of the automatic stay under any bankruptcy, reorganization, insolvency, or similar laws or that may effect a forfeiture, modification or termination of property of a defaulting Blackstone Entity in violation of any bankruptcy, reorganization, insolvency, or similar laws;
(iii)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Blackstone Entity any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Alnylam or any of its Affiliates that is communicated to, or in the possession of, the Administrative Agent or any of the Blackstone Indemnified Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Blackstone Entities by the Administrative Agent herein;
(iv)    shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Required Investors (or such other number or percentage of the Blackstone Entities as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in this Article 7) or (B) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall not be deemed to have knowledge of any Event of Default unless and until written notice describing such Event of Default is given to the Administrative Agent by Alnylam or a Blackstone Entity;
(v)    shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Agreement, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Agreement or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Transaction Agreements, (E) the value or the sufficiency of any Blackstone Collateral, or (F) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;
(vi)    shall not be responsible for (A) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Transaction Agreement or any agreement or instrument contemplated hereby or thereby, (B) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (C) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Blackstone Collateral. The actions described in items (A) through (C) shall be the sole responsibility of Alnylam;
(vii)    shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Transaction Agreements arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics, riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action;
(viii)    shall not be (A) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Administrative Agent or (B) required to take any enforcement action against Alnylam or any other obligor outside of the United States;
(ix)    shall not be responsible for the negligence, misconduct or other action or inaction of any sub-agent that it selects as provided in Section 7.5.5 absent gross negligence or willful misconduct by the Administrative Agent (as determined in a final and non-appealable judgment by a court of competent jurisdictions) in the selection of such sub-agents;
(x)    shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Transaction Agreement to which Administrative

Agent is a party, whether or not an original or a copy of such agreement has been provided to the Administrative Agent; and
(xi)    shall not be responsible for nor have any duty to monitor the performance or any action of Alnylam, the Blackstone Entities, or any of their directors, members, officers, agents, Affiliates or employee, nor shall they have any liability in connection with the malfeasance or nonfeasance by such party; the Administrative Agent may assume performance by all such Persons of their respective obligations.
7.5.3.2 Each Blackstone Entity acknowledges and agrees that neither such Blackstone Entity, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Blackstone Entity’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti-terrorism Law, including any programs involving any of the following items relating to or in connection with Alnylam or its Subsidiaries, any of their respective Affiliates or agents, the Transaction Agreements or the transactions hereunder: (i) any identity verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under any anti-terrorism Law.
7.5.3.3 The delivery by Alnylam of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein. Each party to this Agreement acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Transaction Agreements and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Alnylam. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Blackstone Entities for any action taken or omitted by the Administrative Agent under or in connection with any of the Transaction Agreements.
7.5.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Blackstone Entities’ funding obligations under this Agreement that by its terms must be fulfilled to the satisfaction of a Blackstone Entity, the Administrative Agent may presume that such condition is satisfactory to such Blackstone Entity unless the Administrative Agent shall have received notice to the contrary from such Blackstone Entity prior to funding such obligation. The Administrative Agent may consult with legal counsel (who may be counsel for the Blackstone Entities), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.2, each Blackstone Entity that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Blackstone Entity unless the Administrative Agent shall have received written notice from such Blackstone Entity prior to the proposed funding date specifying its objections.
7.5.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Agreement by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their Affiliates. The exculpatory provisions of this Section 7.5 shall apply to any such sub-agent, their respective Affiliates and to the Blackstone Indemnified Parties, and shall apply to their activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
7.5.6    Resignation.
7.5.6.1 Notice. The Administrative Agent may at any time give notice of its resignation to the Blackstone Entities and Alnylam. Upon receipt of any such notice of resignation, the Required Investors shall have the right to appoint a successor with the prior written consent of Alnylam (such consent not to be unreasonably withheld, conditioned or delayed). If no such successor shall have been so appointed by the Required Investors and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Investors) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Blackstone Entities appoint a successor Administrative Agent with the prior written consent of Alnylam (such consent not to be unreasonably withheld, conditioned or delayed). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. In addition, upon not less than ten (10) days prior written notice (the “Removal Effective Date”), the Administrative Agent may be removed (with or without cause) by the Required Investors at any time in their sole discretion, but with the prior written consent of Alnylam (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing and for the avoidance of doubt, Alnylam’s consent shall not be required for any successor or replacement Administrative Agent that is, or is an Affiliate of, (a) any Blackstone Entity, or (b) any Person to whom a Blackstone Entity has assigned any of its obligations and rights hereunder in accordance with Section 14.6. Solely for purposes of the foregoing sentence, “Affiliate” shall include The Blackstone Group Inc. and any of its divisions, including Blackstone Life Science Advisors L.L.C.
7.5.6.2 Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date, as applicable (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Agreements and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Blackstone Entity directly, until such time, if any, as the Required Investors or retiring Administrative Agent appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Agreements (if not already discharged therefrom as provided above in this Section 7.5.6). After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Transaction Agreements, the provisions of this Section 7.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent and (B) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Transaction Agreements, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

7.5.7    Non-Reliance on Administrative Agent and the Other Blackstone Entities Each Blackstone Entity expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of Alnylam or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Blackstone Entity as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Affiliates’) possession. Each Blackstone Entity represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Blackstone Entity or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Alnylam and its Subsidiaries, and all Applicable Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement. Each Blackstone Entity also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Blackstone Entity or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Transaction Agreement or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Alnylam. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold financial investments as set forth herein, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such financial investments, is experienced in making, acquiring or holding such financial investments.
7.5.8    No Other Duties, Etc. The Administrative Agent may at any time request instructions from the Blackstone Entities with respect to any actions or approvals which by the terms of this Agreement or of any of the other Transaction Agreements the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Transaction Agreements until it shall have received such instructions from the Required Investors or all or such other portion of the Blackstone Entities as shall be prescribed by this Agreement. Without limiting the foregoing, no Person shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Transaction Agreements in accordance with the instructions of the Required Investors (or all or such other portion of the Blackstone Entities as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Investors (or such other applicable portion of the Blackstone Entities), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate Applicable Law or exposes the Administrative Agent to any liability for which it is not entitled to satisfactory reimbursement and indemnification in accordance with the provisions of Section 7.5.1.5. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Transaction Agreements, except in its capacity, as applicable, as the Administrative Agent or a Blackstone Entity hereunder.
7.5.9    Administrative Agent May File Proofs of Claim; Credit Bidding.
7.5.9.1 In case of the pendency of any proceeding under any bankruptcy, reorganization, insolvency, or similar laws or any other judicial proceeding relative to Alnylam, the Administrative Agent (irrespective of whether the Alnylam Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Alnylam) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the Alnylam Obligations owing and unpaid and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Blackstone Entities and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Blackstone Entities and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Blackstone Entities and the Administrative Agent under Section 7.5.1) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
7.5.9.2 and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Blackstone Entity to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Blackstone Entities, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 7.5.1.
7.5.9.3 Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Blackstone Entity any plan of reorganization, arrangement, adjustment or composition affecting the Alnylam Obligations or the rights of any to authorize the

Administrative Agent to vote in respect of the claim of any Blackstone Entity or in any such proceeding.
7.5.9.4 The Blackstone Entities hereby irrevocably authorize the Administrative Agent, at the direction of the Required Investors, to credit bid all or any portion of the Alnylam Obligations (including accepting some or all of the Blackstone Collateral in satisfaction of some or all of the Alnylam Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Blackstone Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which Alnylam is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Alnylam Obligations owed to the Blackstone Entities shall be entitled to be, and shall be, credit bid on a ratable basis (with Alnylam Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Investors, irrespective of the termination of this Agreement), and (C) to the extent that Alnylam Obligations that are assigned to an acquisition vehicle are not used to acquire Blackstone Collateral for any reason (as a result of another bid being higher or better, because the amount of Alnylam Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Alnylam Obligations shall automatically be reassigned to the Blackstone Entities pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of the Alnylam Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Blackstone Entity or any acquisition vehicle to take any further action.
7.5.10    Collateral Matters.
7.5.10.1 Each of the Blackstone Entities irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Transaction Agreement (A) upon all Alnylam Obligations (other than contingent indemnity obligations) having been paid or otherwise satisfied in full in accordance with this Agreement, or (B) if approved, authorized or ratified in writing by the Required Investors; and
(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Transaction Agreement to the holder of any Lien on such property if approved, authorized or ratified in writing by the Required Investors.
7.5.10.2 Upon request by the Administrative Agent at any time, the Required Investors will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 7.5.10. In each case as specified in this Section 7.5.10, the Administrative Agent will, at Alnylam’s expense, execute and deliver to Alnylam such documents as Alnylam may reasonably request to evidence the release of such item of Blackstone Collateral from the assignment and security interest granted under the Transaction Agreements or to subordinate its interest in such item, in each case in accordance with the terms of the Transaction Agreements and this Section 7.5.10.
7.5.10.3 The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Blackstone Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by Alnylam in connection therewith, nor shall the Administrative Agent be responsible or liable to the Blackstone Entities for any failure to monitor or maintain any portion of the Blackstone Collateral.
7.5.11    Survival. This Section 7.5 and any other indemnity provisions in favor of any Agent Indemnitee elsewhere in this Agreement shall survive the termination of this Agreement, the repayment, satisfaction or discharge of all Obligations and the resignation, removal or replacement of the Administrative Agent.
ARTICLE 8
RECORDS
8.1    Accounting. Alnylam will maintain complete and accurate accounting records related to this Agreement in accordance with GAAP for [***] after the conclusion of the Term.
8.2    Clinical Trials-Related Records. Alnylam will, and will cause its Affiliates and its and their Permitted Third Parties conducting Development of the Products to, maintain, in good scientific manner, complete and accurate books and records pertaining to

Development of the Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records will (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law in all material respects, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, and (d) be retained by such Party for such period as may be required by Applicable Law.
8.3    Records; Audits. Alnylam will keep and maintain accurate and complete records of Net Sales and Development Cost expenditures during the [***] preceding Calendar Years. Upon [***] prior written notice from Blackstone, Alnylam will permit an independent certified public accounting firm of internationally recognized standing, selected by Blackstone and reasonably acceptable to Alnylam, to examine the relevant books and records of Alnylam and its Affiliates, as may be reasonably necessary to verify the royalty reports provided by Alnylam in accordance with Section 6.3.2. An examination by Blackstone under this Section 8.3 will occur not more than once in any Calendar Year. The accounting firm will be provided access to such books and records at Alnylam’s facility or facilities where such books and records are normally kept and such examination will be conducted during Alnylam’s normal business hours. Upon completion of the audit, the accounting firm will provide to both Parties a written report disclosing whether the reports submitted by Alnylam are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Blackstone. If the report or information submitted by Alnylam results in an underpayment or overpayment, the Party owing the underpaid or overpaid amount will promptly pay such amount to the other Party. The costs and fees of any audit conducted by Blackstone under this Section 8.3 will be borne by Blackstone, unless such audit reveals an underpayment of amounts owed to Blackstone of more than [***] of the amount that was owed by Alnylam with respect to the relevant period, in which case, Alnylam will reimburse Blackstone for the reasonable expense incurred by Blackstone in connection with the audit.
ARTICLE 9
CONFIDENTIAL INFORMATION
9.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (each, a “Receiving Party”) agrees that, during the Term and for the [***] period following the conclusion of the Term (except that the obligations will survive thereafter with respect to any Confidential Information that constitutes a trade secret under Applicable Law) or such longer period for which such Confidential Information may be maintained pursuant to Article 8, will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by or on behalf of the other Party (each, a “Disclosing Party”) or its Affiliates in connection with this

Agreement. The foregoing obligations will not apply to any portion of such information or materials that the Receiving Party can demonstrate:
9.1.1    was publicly disclosed by the Disclosing Party before or after such Confidential Information becomes known to the Receiving Party;
9.1.2    was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, prior to when it was received from the Disclosing Party;
9.1.3    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep such Confidential Information confidential;
9.1.4    has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party or any of its Affiliates in breach of this Agreement; or
9.1.5    has been independently developed by the Receiving Party or any of its Affiliates, without the aid, application or use of any Confidential Information of the other Party.
9.2    Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for complying with Applicable Laws, including regulations promulgated by securities exchanges, provided that the Party required to disclose such information promptly notifies the Disclosing Party prior to making any such disclosure and cooperates with the Disclosing Party’s efforts to seek confidential treatment or to otherwise limit disclosure. Each Receiving Party may disclose the other Party’s Confidential Information to its Representatives, in each case (a) only to the extent such Persons need to know the Confidential Information solely in connection with the performance of this Agreement, and (b) provided that each Person receiving Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 9 prior to any such disclosure and the Party making such disclosure to such Person will be liable to the other Party for any breach of such obligations by such disclosee (provided that a Party’s Representative(s) will only be bound by the obligations set forth in this Article 9 to the extent that such Representative(s) actually receives such Confidential Information). Each Party may also disclose the material terms of this Agreement and updates regarding the Development and Commercialization progress of Products under this Agreement, or a summary of such Party’s findings during its due diligence investigation of the Products (if applicable) to any bona fide potential or actual investor, investment banker, acquirer, provider of debt or royalty financing, or other potential or actual financial partner without the consent of the other Party, and provided that in connection with such disclosure, each disclosee must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this ARTICLE 10 prior to any such disclosure and the Party making such disclosure to such disclosee will be liable to the other Party for any breach of such obligations by such disclosee. Notwithstanding anything in the foregoing to the contrary, the Development Plans, and all reports, results, data or other information provided to Blackstone by or on behalf of Alnylam constitute Alnylam’s Confidential Information, and Alnylam may disclose the Development Plans to Third Parties as determined by Alnylam in its sole discretion. For clarity, nothing in this Section 9.2 shall limit a Party from disclosing or otherwise exploiting its own Confidential Information. In any event, each Party agrees to take all reasonable action to avoid unauthorized use or disclosure of Confidential Information of the other Party hereunder.
9.3    Return of Confidential Information. Except as otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the Disclosing Party’s direction, be returned to the Disclosing Party or destroyed by the Receiving Party, and any Person(s) to whom the Receiving Party disclosed (with such destruction being confirmed in writing by an authorized officer of the Receiving Party), except (i) to the extent such Confidential Information is necessary to exercise any license or rights hereunder that survive such expiration or earlier termination; and (ii) one (1) copy of each document may be retained by the Receiving Party solely to the extent necessary to permit it to comply with any ongoing rights and responsibilities with respect to such Confidential Information.
9.4    Confidential Status of the Agreement. Subject to Section 9.2 and Section 9.5, the terms of this Agreement are deemed to be Confidential Information and will be subject to the confidentiality requirements of this Article 9, with each Party being deemed a Receiving Party for such purposes. The Parties each acknowledge that it may be necessary for Alnylam to file this Agreement with the U.S. Securities and Exchange Commission and to make other required public disclosures regarding the terms of this Agreement, and accordingly Alnylam will prepare a confidential treatment request in connection with such filing and provide Blackstone a reasonable opportunity to review and comment on such filing as well as on such other required public disclosures, which comments Alnylam will consider and incorporate in good faith, and thereafter use Commercially Reasonable Efforts to obtain confidential treatment as to the terms of this Agreement.
9.5    Publicity. The Parties recognize that following the Effective Date the Parties (either individually or jointly) will issue mutually agreed press release(s) announcing the execution of this Agreement, and thereafter each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such additional press releases, public statements and disclosures regarding the terms of this Agreement will be permitted only with the other Party’s prior written consent (which will not be unreasonably withheld, conditioned or delayed). Any publication, news release or other public announcement relating to the terms of this Agreement will first be reviewed and approved in writing by both Parties;

provided, however, that any disclosure of the minimum information which is required by Applicable Law (including the rules of a securities exchange), as reasonably advised by the Disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party will be given prompt notice of any such legally required disclosure and will be provided an opportunity to comment on the proposed disclosure and the Disclosing Party will consider in good faith any comments provided by the other Party on such proposed disclosure.
ARTICLE 10
INTELLECTUAL PROPERTY
10.1    Ownership and Rights.
10.1.1    Ownership.
10.1.1.1 Alnylam will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by Alnylam as of the Effective Date and no such right, title or interest therein, thereto or thereunder is granted to Blackstone hereunder, except as expressly set forth herein.
10.1.1.2 Blackstone will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by Blackstone as of the Effective Date and no such right, title or interest therein, thereto or thereunder is granted to Alnylam hereunder, except as set forth herein.
10.1.1.3 As between the Parties, Alnylam and/or its Affiliates will be the exclusive and sole owner of and retain all right, title and interest in, to and under (a) the Products, (b) Research Results, (c) all discoveries, data, results, summaries, know-how and inventions (whether or not patentable) discovered, developed or invented by, or on behalf of, either Party, and any of their Affiliates, and any Permitted Third Party, in performance of the Clinical Trial (including the Research Results), and (d) all improvements that are discovered, developed or invented by, or on behalf of Alnylam under or in performance of this Agreement that relate to Intellectual Property that is Controlled by Alnylam as of the Effective Date (collectively, the “Alnylam Improvements”) and (d) all Intellectual Property in the foregoing subsections (a) through (d) (all of the foregoing (a)-(d), collectively, the “Trial Inventions”). Subject to Section Article 7, Blackstone will, and hereby does, assign to Alnylam all rights, title and interest of Blackstone in, to and under the Trial Inventions, if any.
10.1.1.4 The delivery or disclosure by or on behalf of Alnylam to Blackstone of any information or materials hereunder will not be construed to grant Blackstone any rights or license to use any Intellectual Property Controlled by Alnylam other than as necessary to comply with its obligations hereunder or as expressly set forth herein. All Alnylam Intellectual Property shall be deemed to be the Confidential Information of Alnylam.
10.2    Patent Prosecution. As between Blackstone and Alnylam, Alnylam will have sole and exclusive right to prepare, file, prosecute and maintain all Patents within the Alnylam Intellectual Property, including all Patents that cover the Trial Inventions, at its own expense and in its sole discretion (but, for clarity, using the level of efforts and resources that Alnylam uses with respect to obtaining and maintaining intellectual property rights related to other products with similar commercial potential), and will keep Blackstone reasonably informed with respect thereto. Notwithstanding the foregoing, Alnylam will not abandon or allow to lapse any Patents included in the ALN-AGT Product IP or the Vutrisiran Product IP without providing Blackstone with prior written notice thereof and considering any reasonable comments of Blackstone in good faith.
10.3    Intellectual Property Enforcement.
10.3.1    Alnylam Intellectual Property. Alnylam will have the sole and exclusive right but not the obligation to enforce the Alnylam Intellectual Property Controlled by Alnylam, including Intellectual Property that covers the Trial Inventions, against Third Party Infringements at its sole expense and discretion.
10.3.2    Infringement of Third Party Rights. If either Party learns of Third Party allegations that Alnylam or any of its Affiliates or Permitted Third Parties, have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property of a Third Party in connection with either the Product Clinical Trials or performing its obligations or duties hereunder, such Party will promptly notify the other Party. Alnylam will have sole control and responsibility of, and discretion with respect to, such allegations and any related actions or litigation at its sole expense, but will keep Blackstone reasonably informed with respect thereto. Alnylam will not settle or compromise any allegation, action or litigation in a way that admits fault or liability on the part of Blackstone or otherwise results in any cost or liability on the part of Blackstone.
ARTICLE 11
INDEMNIFICATION AND INSURANCE
11.1    Indemnification by Each Party.
11.1.1    By Blackstone. Blackstone will indemnify and hold Alnylam, its Affiliates and its and their respective officers, directors, employees and agents (the “Alnylam Indemnified Parties”) harmless from any and all Losses arising or resulting from any Claims by a Third Party against any Alnylam Indemnified Parties to the extent arising from (a) the gross negligence or willful misconduct of Blackstone in performing Blackstone’s obligations under this Agreement; and (b) Blackstone’s material breach of this Agreement; except to the extent that the foregoing (a) or (b) was caused by (i) the gross negligence or willful misconduct of any Alnylam Indemnified Party, or (ii) a material breach of this Agreement by Alnylam.
11.1.2    By Alnylam. Alnylam will indemnify and hold Blackstone, its Affiliates, its investors and its and their respective officers, directors, employees and agents (the “Blackstone Indemnified Parties”), harmless from any and all Losses arising or resulting from any Claims by a Third Party against any Blackstone Indemnified Parties to the extent arising from (a) a Product supplied by or on behalf of Alnylam, its Affiliates or sublicensees; (b) a Product Clinical Trial, including a physical injury or death of a Subject that is caused by a Subject’s participation in a Product Clinical Trial, whether or not directly attributable to a Product; (c) Alnylam’s gross negligence or willful misconduct in performing its obligations under this Agreement; (d) Alnylam’s material breach of this Agreement (e) the actions (or inactions) of a Permitted Third Party, (f) any material breach of a Protocol by Alnylam, or its Affiliate, or of its or their respective Permitted Third Parties, (g) actual or alleged infringement of any Third Party’s Intellectual Property by a Product (including its use or manufacture) or by either Party in performing its duties or obligations hereunder with respect to a Product; and (h) injuries sustained by Subjects in connection with the Product Clinical Trials, including Claims arising prior to the Effective Date based upon physical injury or death of a Subject in connection with the Product Clinical Trials, or from the Commercialization of a Product; except to the extent that any of the foregoing (a) through (h) were caused by (i) the gross negligence or willful misconduct of any Blackstone Indemnified Party, or (ii) material breach of this Agreement by Blackstone.
11.2    Indemnification Procedure.
11.2.1    Notice of Claim. A Party believing that it is entitled to indemnification under Section 11.1.1 or 11.1.2 (an “Indemnified Party”) will give prompt written notice (each, an “Indemnification Claim Notice”) to the other Party (the “Indemnifying Party”) upon receipt of notice of the commencement of any Claim for which indemnification may be sought, or if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim of a Third Party as provided in this Section 11.2.1 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Each Indemnification Claim Notice will contain a description of the Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.
11.2.2    Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party will promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the Indemnifying Party assume the defense of a Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Claim.
11.2.3    Right to Participate in Defense. Without limiting Section 11.2.2, the Indemnified Party will be entitled to (a) participate in, but not control, the defense of such Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless the engagement thereof has been specifically authorized by the Indemnifying Party in writing, and (b) control its defense of such Claim and to engage counsel of its choice for such purpose, at the expense of the Indemnifying Party, if the Indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 11.2.2.
11.2.4    Settlement. With respect to any Losses related solely to payment of money damages in connection with a Claim that (a) includes a complete and unconditional release of the Indemnified Party, (b) will not result in the Indemnified Party admitting liability, becoming subject to injunctive or other equitable relief that will otherwise adversely affect the business of the Indemnified Party in any manner, and (c) as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 11.2.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, only if it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any

Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.
11.2.5    Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
11.3    Insurance.
11.3.1    Generally. Commencing as of the Effective Date and thereafter during the Development Term, and subject to Section 11.3.2 below, Alnylam will carry and maintain, at its own expense, insurance coverage of the kind and with liability limits that, at a minimum, satisfy the requirements of Section 11.3.2, to protect itself against any claims or liabilities that may arise from the conduct of the Product Clinical Trials and all other rights and obligations hereunder with insurers with a minimum “A-” A.M. Best rating. Any deductibles for such insurance policies will be assumed by Alnylam. Prior to the Effective Date, and annually, at each anniversary of the Effective Date (unless, during such year, expiration of the applicable policy occurs first, in which case, on such expiration date), at Blackstone’s written request, Alnylam will supply documentation of such insurance coverage via original certificates of insurance, if applicable. Alnylam will provide Blackstone with a minimum of [***] prior written notice if it is unable to obtain appropriate insurance coverage or if its coverage is canceled, unable to be renewed or materially changed. For clarity, any insurance coverage or the failure to maintain adequate insurance coverage does not limit or reduce Alnylam’s liability under this Agreement. Alnylam will ensure that no subcontractor, including any Permitted Third Party, will continue to perform the work unless such subcontractor is insured as deemed appropriate by Alnylam.
11.3.2    Minimum Requirements. Commencing on the Effective Date and thereafter during the Term (or longer if otherwise stated below), Alnylam will maintain the following types of insurance coverage at a minimum level that is the greater of (a) on a country-by-country basis, the minimum level required by Applicable Law in the applicable country in which the Product Clinical Trials and other obligations hereunder are being performed or (b) the following minimum amounts (to the extent different).
11.3.2.1 Commercial General Liability: Five Million U.S. Dollars ($5,000,000) per occurrence; Five Million U.S. Dollars ($5,000,000)

Product and Completed Operations aggregate, including Premises & Operations, Personal Injury, Product and Completed Operations; Five Million U.S. Dollars ($5,000,000) combined single limit on all owned, non-owned and hired vehicles of Alnylam.
11.3.2.2 Umbrella Excess Liability: Eight Million U.S. Dollars ($8,000,000) per occurrence.
11.3.2.3 Clinical Trials Liability: Ten Million U.S Dollars ($10,000,000) per occurrence. Alnylam will obtain such Clinical Trials Liability insurance on a global basis, and, if required, supplemented Clinical Trials Liability Insurance in the US, at its expense. Coverage must be maintained for as long as required by Applicable Law in each country after release of the last Subject from the Product Clinical Trials or where there is no legal requirement at least five (5) years after the termination of this Agreement.
11.3.2.4 Professional Liability: Any subcontractor, including any Permitted Third Party, who provides professional services to Alnylam for the Product Clinical Trials, will obtain Professional Liability Insurance in lieu of Clinical Trial Insurance or will be covered by a global professional liability policy maintained by Alnylam, in either case with a minimum limit of Two Million U.S. Dollars ($2,000,000) per occurrence. Coverage must be maintained for at least three (3) years after the later of (i) expiration or early termination of this Agreement and (ii) release of the last Subject from the Product Clinical Trials.
11.3.3    Product Liability Insurance. Alnylam will be responsible for maintaining product liability insurance related to the Development and Commercialization of the Products at its expense.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1    Representations, Warranties and Covenants of Both Parties.
12.1.1    Each Party hereby represents and warrants that it has the requisite corporate power and authority to enter into this Agreement and that this Agreement constitutes a legal and valid obligation binding upon such Party, enforceable in accordance with its terms.
12.1.2    Each Party hereby represents and warrants that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.
12.1.3    Each Party hereby represents that the execution, delivery and performance of this Agreement and each of the other Transaction Agreements have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any lien or encumbrance under, or require any payment to be made under (i) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries (including, without limitation, the Term Loan Agreement) or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law, except in the case of this Section 12.1.3 with respect to Alnylam, as would not reasonably be expected to have a material adverse effect on Alnylam’s ability to satisfy its obligations under this Agreement.
12.2    Additional Alnylam Representations, Warranties and Covenants. Alnylam provides the following representations, warranties and covenants, in each case, except as set forth in Exhibit F.
12.2.1    Licensure, Registration and Accreditation. Alnylam hereby represents and warrants that it is licensed, registered, or otherwise qualified under all Applicable Laws to do business in each jurisdiction where such licenses, registrations or other qualifications are required, except as would not be reasonably expected to have a Material Adverse Effect.
12.2.2    No Event of Default under Term Loan Agreement. Alnylam hereby represents, warrants and covenants that to Alnylam’s Knowledge no “Event of Default” (as such term is defined in the Term Loan Agreement) has occurred or will occur.
12.2.3    Existing Licenses.
12.2.3.1 Maintenance of Existing Licenses. Alnylam represents and warrants that there has not been, and covenants that there will not be during the Term, any material breach or default by Alnylam under the Existing Licenses which has not been or will not be, as applicable, timely cured as permitted thereunder, and that the Existing Licenses are and will continue to be in full force and effect during the Term. During the Term, Alnylam will: (a) not take any action that would entitle an Existing Licensor to terminate any Existing License, (b) promptly take such actions as are necessary to cure any breach that would entitle an Existing Licensor to terminate an Existing License; and (c) not amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under the Existing Licenses, or assign, in whole or in part, the Existing Licenses or any provision thereof or right thereunder, without the prior written consent of Blackstone, such consent not to be unreasonably withheld, conditioned or delayed. There are no circumstances that exist as of the Effective Date that would reasonably be expected to give rise to a breach or default under any Existing License by Alnylam, or to Alnylam’s Knowledge, by an Existing Licensor.

12.2.3.2 [***]
12.2.3.3 No Other Agreements. Other than the Existing Licenses and the Term Loan Agreement, there are no other agreements to which Alnylam is a party that are related to, or pursuant to which Alnylam has obtained or granted rights regarding, the Products.
12.2.4    Anti-Corruption. Alnylam agrees, on behalf of itself and its Representatives, that for the performance of its obligations hereunder:
12.2.4.1 Alnylam, its Affiliates and its and their respective Representatives will comply with the Anti-Corruption Laws and will not take any action that will, or would reasonably be expected to, cause Blackstone or its Affiliates to be in violation of any Anti-Corruption Laws; and
12.2.4.2 To the extent legally permitted, Alnylam will promptly provide Blackstone with written notice of the following events: (a) upon becoming aware of any material breach or violation by Alnylam, its Affiliate or any of its or their respective Representatives of any representation, warranty or undertaking set forth in Section 12.2.4.1, or (b) upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation.
12.2.5    Debarment. Alnylam hereby represents that neither it, nor its Affiliates, nor to its Knowledge any Permitted Third Parties engaged by it to perform activities in relation to the Products are debarred under subsections 306(a) or (b) of the U.S. Federal Food, Drug, and Cosmetic Act (US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)), and that it has not and will not knowingly use in any capacity the services of any Person or Permitted Third Party debarred under this law to conduct the Product Clinical Trials. Alnylam further certifies that neither it, nor any of its Affiliates are excluded from any federal health care program, including but not limited to Medicare and Medicaid. Alnylam will notify Blackstone immediately if either of these certifications needs to be amended in light of new information.
12.2.6    Clinical Trial Permits; Certifications; Authorizations. Alnylam further covenants that it and its Permitted Third Parties have, or will have at the required times, such INDs or other filings with all Regulatory Authorities as are required to conduct the Product Clinical Trials and perform any and all of their material obligations in connection with the Product Clinical Trials supervised by it. All such INDs and other filings are valid and in full force and effect. Alnylam has not received any notice that the FDA, other Regulatory Authority, institutional review board or independent ethics committee, has initiated, or threatened to initiate, any action to suspend or terminate any IND or otherwise restrict the preclinical or clinical research of any Product.
12.2.7    Disclosure of Regulatory Notices and Communications. Alnylam hereby represents and warrants that, as of the Effective Date, all material regulatory communications and, if any, notices of inspection, inspection reports, warning letters and deficiency letters related to the Products made available by Alnylam in the Data Room were true and complete copies of such documents. Alnylam hereby represents and warrants that such documents comprise all material written regulatory communications related to the Products from all Regulatory Authorities in the possession of Alnylam as of the Effective Date.
12.2.8    Serious Safety Issues. To Alnylam’s Knowledge, Alnylam has not received any verbal or written notice of the occurrence of any Serious Safety Issue in the Product Clinical Trials.
12.2.9    Compliance. Alnylam represents and warrants that, prior to the Effective Date, (a) it has conducted all preclinical and clinical activities related to the development of the Products in material compliance with Applicable Laws, including GLP and GCP, and (b) to Alnylam’s Knowledge, all Third Parties utilized by Alnylam to perform any portion of the preclinical and clinical activities have conducted such portion of such preclinical activities in material compliance with Applicable Laws. Alnylam will manufacture or have manufactured the Products for the Product Clinical Trials in accordance with GMP.
12.2.10    Intellectual Property. Alnylam hereby represents and warrants that, as of the Effective Date, Alnylam owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for the Development, manufacture and Commercialization of the Products without, to Alnylam’s Knowledge, any conflict with or infringement of the rights of any Third Party. To Alnylam’s Knowledge, the Development, manufacture and Commercialization of the Products by Alnylam does not violate and will not violate any license and does not and will not infringe any intellectual property rights of any Third Party. Except as set forth in the Existing Licenses, there are no outstanding options, licenses or agreements of any kind granted by Alnylam relating to the Development, manufacture or Commercialization of the Products. Alnylam has not received any communications alleging that Alnylam has violated, or that the Development, manufacture or Commercialization of the Products would violate, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of any Third Party. Schedule 12.2.10 hereto sets forth an accurate and complete list of all issued patents and patent applications included in the Alnylam Intellectual Property that, to Alnylam’s Knowledge, cover or claim the Products or their use, manufacture or sale (the “Product Patents”). For each Product Patent, Alnylam has indicated (i) the jurisdiction in which such Patent Right is pending, allowed, granted or issued, (ii) the patent number or patent application serial number, (iii) the owner of such Patent, and (iv) the expiration date of such Patent. To Alnylam’s Knowledge, the Product Patents that have been issued or granted by the applicable patent office are valid and enforceable, and Alnylam has not received any written notice or legal opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the issued Product Patents may succeed. Alnylam has not received any claim or notice challenging, or threatening to challenge, the ownership of, or rights of Alnylam in and to or the validity or enforceability of the Product Patents. To Alnylam’s Knowledge, Alnylam has not committed any act, or failed to commit any required act that would reasonably be expected to cause any Product Patent to expire prematurely, lapse or be declared invalid or unenforceable, or that estops the enforcement of such Product Patent against any Third Party.
12.2.11    Alnylam Data Provided as of the Effective Date. Alnylam hereby represents and warrants that, up to and as of the Effective Date, (i) the CMC Information set forth in the Data Room is accurate in all material respects, (ii) the descriptions of, Protocols for, and data and other results of, the Product Clinical Trials conducted by or on behalf of Alnylam set forth in the Data Room are accurate in all material respects and (iii) the summaries of primary data regarding the Products set forth in the Data Room are accurate in all material respects.
12.3    Blackstone Representation, Warranty and Covenant. Blackstone hereby represents, warrants and covenants that it will have, as and when needed, sufficient funds to satisfy its obligations hereunder.
12.4    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.
12.4.1    Each Party hereby agrees and understands that because the Product Clinical Trials and the Products are experimental in nature, the outcome is inherently uncertain and unpredictable. Each Party hereby agrees and understands that the other Party makes no representation, guarantee or warranty, express or implied, regarding the outcome of the Product Clinical Trials (including achievement of the Phase 2 Success Criteria, the Phase 3 Success Criteria or the Success Payment Triggers), any Research Results generated after the Effective Date, the ability to obtain Regulatory Approval or the patentability, legal protectability or usefulness of any Intellectual Property arising from the Product Clinical Trials.
12.4.2    EXCEPT AS OTHERWISE SET FORTH IN THIS Article 12, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE USE, RESULTS OR EFFICACY OF THE PRODUCTS.

ARTICLE 13
TERM; CLOSING CONDITIONS; AND TERMINATION
13.1    Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will expire upon the earliest of (i) termination of this Agreement in accordance with Section 13.3, or (ii) the date of payment of the later of the last Success Payment or Royalty payment.
13.2    Pre-Signing Conditions.
13.2.1    IP Security Agreement. On or before the Effective Date, Alnylam will (a) execute and deliver to Blackstone an IP Security Agreement(s) as set forth in Section 7.4.1(a), (b) record such agreement with the U.S. Patent and Trademark Office and provide sufficient evidence to Blackstone that such filing(s) have been made, and (c) take such other action as may be necessary or as Blackstone may reasonably request to perfect Blackstone’s security interest in any Intellectual Property of Alnylam in existence as of the Effective Date constituting Blackstone Collateral.
13.2.2    Intercreditor Agreement. On or before the Effective Date, Blackstone and Wilmington Trust as the Collateral Agent will enter into the Intercreditor Agreement, which Intercreditor Agreement will be acknowledged and consented to by Alnylam.
13.2.3    Proof of Insurance. Prior to the Effective Date, Alnylam will supply documentation of insurance coverage via original certificates of insurance, if applicable, in accordance with Section 11.3.
13.2.4    Opinion. On the Effective Date, Alnylam will deliver to Blackstone an executed opinion of counsel, dated as of the date hereof, solely with respect to the creation of a security interest in the Blackstone Collateral and the perfection of such security interest upon the proper filing of a UCC-1 financing statement.
13.3    Termination.
13.3.1    Termination for Breach.
13.3.1.1 Generally. Either Party may terminate this Agreement immediately, either in its entirety or with respect to a Product, in the event of a material breach of this Agreement by the other Party provided that the breaching Party has received written notice from the non-breaching Party of such breach, specifying in reasonable detail the particulars of the alleged breach and such breach has not been cured within [***] after the date of the relevant notice. The non-breaching Party will have the right to pursue remedies it may have at law or equity for such breach, including the right to seek damages from the breaching Party. For the avoidance of doubt, a breach by Alnylam of applicable Anti-Corruption

Laws will be considered a material breach of this Agreement for which Blackstone will have a termination right under this Section 13.3.1.
13.3.1.2 By Blackstone. In the event that Blackstone terminates this Agreement pursuant to this Section 13.3.1 then Alnylam will pay Blackstone, within [***] of the date of termination, an amount equal to the full MoIC of Development Costs actually paid by Blackstone for the terminated Product(s) prior to the effective date of such termination. If Alnylam elects to continue Development of the terminated Product(s) and obtains Regulatory Approval following such termination, Alnylam will remain obligated to pay to Blackstone the Royalty (as applicable) for the terminated Product(s) that become due and payable pursuant to Section 6.1.1.2 at such time as such Royalty payments become due and payable (if ever).
13.3.1.3 By Alnylam. In the event that Alnylam terminates this Agreement pursuant to this Section 13.3.1 then all payment obligations of Alnylam hereunder, including pursuant to Article 6, shall terminate as of the date of such termination, and Alnylam will not be required to make any payment to Blackstone with respect to any Development Costs paid by Blackstone for the terminated Product(s).
13.3.2    Termination by Blackstone for Material Adverse Event. Blackstone may terminate this Agreement, in its entirety or with respect to a Product, at any time in the event that either subsection (a) or (b) of the definition of Material Adverse Event is met, immediately upon written notice to Alnylam. In the event that Blackstone terminates this Agreement pursuant to this Section 13.3.2, then, Alnylam will pay Blackstone an amount equal to one-hundred percent (100%) of the Development Costs actually paid by Blackstone for the terminated Product(s) as of the effective date of such termination. For clarity, Alnylam will not be obligated to pay to Blackstone any Success Payments or Royalties for the terminated Product(s) following the effective date of such termination.
13.3.3    Termination for Failure to Receive Regulatory Approval.
13.3.3.1 Failure to Obtain Regulatory Approval. This Agreement will, upon written notice from either Party to the other Party, terminate with respect to one or both Products (as applicable) with no further action from either Party, if the applicable Product(s) has not received Regulatory Approval in any Major Market Country following completion of the Product Clinical Trials for such Product(s), Alnylam’s submission of applications for Regulatory Approval in the Major Market Countries, and Alnylam’s use of Commercially Reasonable Efforts to obtain such Regulatory Approvals. For the avoidance of doubt, if Regulatory Approval is received in any Major Market Country, then this Agreement may not thereafter be terminated pursuant to this Section 13.3.3.1.

13.3.3.2 Development Program Failure. Blackstone will have the right to terminate this Agreement upon written notice to Alnylam with respect to one or both Products (as applicable) with no further action from either Party with respect to the applicable Product, if (a) the JSC elects to discontinue such Development Program in its entirety, or (b)(i) with respect to Vutrisiran, the HELIOS-B Trial, or (ii) with respect to ALN-AGT, the ALN-AGT Phase 2 Trial or the ALN-AGT Phase 3 Trial, is completed or terminated and either (A) the primary endpoint in such trial is not achieved, or (B) Blackstone reasonably determines that the Research Results of such trial do not support Regulatory Approval. For the avoidance of doubt, if an application for Regulatory Approval of a Product is accepted for filing by a Regulatory Authority in any Major Market Country then this Agreement may not thereafter be terminated pursuant to this Section 13.3.3.2 for such Product.
13.3.3.3 In the event that this Agreement is terminated pursuant to this Section 13.3.3, then, if Alnylam elects to continue Development of the terminated Product(s) and obtains Regulatory Approval in a Major Market Country following such termination, Alnylam will remain obligated to pay to Blackstone the Royalty (as applicable) and make any Success Payments for such terminated Product(s) that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2.
13.3.4    Termination for Bankruptcy. Either Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party makes an assignment for the benefit of creditors, or commences a case or proceeding under any bankruptcy, reorganization, insolvency, or similar laws, has a trustee or receiver or similar officer of any court appointed for such Party, or for substantial part of the property of such Party, or bankruptcy, reorganization, insolvency, or liquidation proceedings are instituted by or against such Party without such proceedings being dismissed, in each of the foregoing cases for a period of at least [***].
13.3.4.1 In the event that Alnylam terminates this Agreement pursuant to this Section 13.3.4, then, if Alnylam elects to continue Development of either or both Products and obtains Regulatory Approval following such termination for either or both Products, then Alnylam will remain obligated to pay to Blackstone the Royalty (as applicable) and any Success Payments for the applicable Product(s) that become due and payable pursuant to Article 6 at such time as such Success Payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2.
13.3.4.2 In the event that Blackstone terminates this Agreement pursuant to this Section 13.3.4, then, Alnylam will pay Blackstone within [***] of the date of termination [***]. If Alnylam elects to continue Development of the terminated Product(s) and obtains Regulatory Approval following such termination, Alnylam will remain obligated to pay the Royalty (as applicable) for the terminated Product(s) that become due and payable pursuant to Article 6 at such time as such Royalty payments become due and payable (if ever) pursuant to Article 6.
13.3.5    Termination for a Licensing Transaction or Change of Control of Alnylam. Blackstone may, in its sole discretion, terminate this Agreement in its entirety or with respect to the applicable Product at any time within [***] following (a) a determination pursuant to Section 3.8 that a Change of Control of Alnylam that occurs prior to the date of payment by Alnylam of the final applicable Success Payment owed to Blackstone pursuant to Article 6 will have a Material Impact, or (b) a determination by the arbitrator pursuant to Section 3.7 that a Licensing Transaction will have a Material Impact. In the event that Blackstone terminates this Agreement pursuant to this Section 13.3.5, Alnylam will pay to Blackstone within [***] of the date of termination [***]. Alnylam or its successor or licensee (whose performance will be guaranteed by Alnylam) will be obligated to continue to exercise Commercially Reasonable Efforts to Develop the Products as set forth herein. If, following such Change of Control or Licensing Transaction, Regulatory Approval is obtained for a Product, then Alnylam (or its successor or licensee) will remain obligated to pay the Royalty (as applicable) and any Success Payments that become due and payable pursuant to Article 6 at such time as such Success Payments become due and payable (if ever) pursuant to Article 6 (except to the extent that Alnylam has accelerated any such payments pursuant to Section 6.6), provided that such Success Payments will be adjusted as set forth in Section 6.2, and will be reduced by the amount previously paid to Blackstone as set forth in this Section 13.3.5.
13.3.6    Termination for Safety Concerns. Either Party may terminate this Agreement with respect to a Product upon written notice to the other Party if (a) the IDMC for a Product Clinical Trial recommends termination of such Product Clinical Trial for reasons pertaining to the health or safety of the Subjects or for futility, or (b) the Parties mutually agree that a material health or safety concern with respect to the Subjects exists. In the event that this Agreement terminates pursuant to this Section 13.3.6, then if Alnylam elects to continue Development of the terminated Product(s) and obtains Regulatory Approval in a Major Market Country following such termination, Alnylam will remain obligated to pay to Blackstone the Royalty (as applicable) and make any Success Payments for such terminated Product(s) that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2. Notwithstanding the foregoing, if this Agreement terminates pursuant to this Section 13.3.6 and such termination: (i) arises as a result of gross negligence on the part of Alnylam; or (ii) is due to (x) the applicable IDMC recommending termination of the applicable Product Clinical Trial or (y) Alnylam and Blackstone mutually agreeing to terminate the applicable Product Clinical Trial, in either case ((x) or (y)), due to a Serious Safety Issue that was previously known, demonstrated or identified by Alnylam as being material as of the Effective Date and the material data showing, demonstrating, or identifying such Serious Safety Issue were not included in the Data Room, disclosed in writing to Blackstone or otherwise publicly known prior to the Effective Date; then, in either case ((i) or (ii)), Alnylam will pay Blackstone within [***] of the date of termination [***] and if Alnylam elects to continue the Development of the terminated Product(s) and obtains Regulatory Approval for such terminated Product(s) following such termination, then Alnylam will remain obligated to pay to Blackstone the Royalty (as applicable) for the terminated Product(s) that becomes due and payable pursuant to Article 6 at such time as such Royalty payments become due and payable (if ever) pursuant to Article 6.
13.3.7    Termination Because of Adverse Patent Impact. Blackstone may terminate this Agreement, solely with respect to Vutrisiran, if Alnylam is enjoined from further Developing or Commercializing Vutrisiran in any of the Major Market Countries based on an allegation that Vutrisiran infringes a patent of a Third Party (an “Adverse Patent Impact”), upon written notice to Alnylam if Alnylam does not cure such Adverse Patent Impact within a period of [***] from the date of Blackstone’s notice to Alnylam of an Adverse Patent Impact. In the event that Blackstone terminates this Agreement pursuant to Section 13.3.7, then Alnylam will pay Blackstone within [***] of the date of termination [***] provided that, Alnylam will remain obligated to pay the Royalty that becomes due and payable pursuant to Section 6.1.1.2 at such time as such Royalties become due and payable (if ever) pursuant to Section 6.1.1.2 (except to the extent that Alnylam has repurchased any such payments pursuant to Section 6.6.2).
13.4    Additional Consequences of Termination.
13.4.1    Release of Security Interest. Upon any termination of this Agreement and payment by Alnylam of all amounts specified as being payable upon such termination in Section 13.3 (other than a termination pursuant to Section 13.3.2, in which case Blackstone’s security interest will not be released until the earlier of such time as conditions exist that would have permitted this Agreement to be terminated under Section 13.3.3 or 13.3.5 in the absence of such termination under Section 13.3.2 or such time as Alnylam has made all Success Payments that become payable pursuant to 13.3.2) excluding Success Payment amounts, Blackstone will and hereby does release the security interest granted by Alnylam to Blackstone pursuant to Article 7. Blackstone agrees to sign such further releases and other documents and take such further actions as may be necessary or desirable, in Alnylam’s reasonable judgment and at Alnylam’s request, to more fully give effect to such release.
13.4.2    [***]
13.5    Surviving Obligations.
13.5.1    Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which,

at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.
13.5.2    Surviving Obligations. The following provisions of this Agreement, together with any other provisions that expressly specify that they survive, will survive expiration or earlier termination of this Agreement: Article 1, Article 6 (but only following termination (not expiration) and only to the extent payments of Success Payments and Royalties are contemplated following such termination in accordance with the terms of the applicable subsection of Section 13.3), Article 7 (such provisions surviving only until such time as the security interest granted by Alnylam to Blackstone pursuant to Article 7 is released, whether pursuant to Section 13.4.1 or otherwise, provided that the survival of Section 7.5 shall be as set forth in Section 7.5.11), Article 8 (other than Section 8.2), Article 9, Article 11, Section 10.1, Section 13.3 (to the extent relating to post-termination rights and obligations of the Parties), Section 13.4, Section 13.5, Section 14.3, Section 14.4, Section 14.5, Section 14.6, Section 14.9, Section 14.10, Section 14.11, Section 14.12, Section 14.14, Section 14.17, Section 14.20.
ARTICLE 14
MISCELLANEOUS
14.1    Relationship with Affiliates. Each Party will be responsible for any breach by its Affiliates of its obligations in connection with this Agreement, and each such Party will remain responsible for any responsibilities that it has delegated to an Affiliate as though such Party had performed (or failed to perform) such responsibilities itself.
14.2    Prior Agreements. The Parties hereby agree that the Confidentiality Agreement is hereby terminated and superseded by this Agreement and that all Information related to the Product(s) disclosed under or pursuant to the Confidentiality Agreement will constitute Confidential Information disclosed pursuant to this Agreement and will be subject to the terms of Article 9, with the confidentiality and non-use provisions of Article 9 applying retroactively to such Confidential Information from the date of disclosure.
14.3    Notices. Any notice or other communication required or permitted to be given by either Party under this Agreement will be in writing and will be effective when delivered if delivered by fax, e-mail, hand, reputable courier service, or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the following addresses or such other address as may be designated by notice pursuant to this Section 14.3:
14.3.1    If to Alnylam:
Alnylam Pharmaceuticals, Inc.
675 West Kendall Street, Henri A. Termeer Square
Cambridge, MA 02142

Attn: Jeff Poulton
[***]
with a copy, which will not constitute notice, to:
Alnylam Pharmaceuticals, Inc.
675 West Kendall Street, Henri A. Termeer Square
Cambridge, MA 02142
Attn: Laurie Keating
[***]
And to:
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
Attn: Shane Albright
[***]
14.3.2    If to Blackstone:
BXLS V Bodyguard – PCP L.P.
c/o Blackstone Life Sciences
101 Main Street
Suite 1210
Cambridge, MA 02142
Attn: Craig Shepherd
[***]
with a copy, which will not constitute notice, to:
Blackstone Life Sciences
101 Main Street
Suite 1210
Cambridge, MA 02142
Attn: Julie Constable
[***]
And to:
Ropes & Gray LLP
800 Boylston Street
Prudential Tower
Boston, MA 02199
Attn: Michael Beauvais

[***]

14.4    Force Majeure. Neither Party will be liable for any breach or delay in performance of any obligation under this Agreement to the extent caused by any of the following: war, terrorism, riot, fire, explosion, accident, flood, earthquake, storm or other catastrophe, epidemic, pandemic (including with respect to COVID-19), voluntary or involuntary compliance with any regulation, law or order of any government (including quarantine, shelter-in-place, cessation of business activity, or similar or related directive), any other public health crisis, failure or default of public utilities or common carriers, destruction of production facilities, civil commotion, strike or lockout, sabotage, changes in Applicable Laws, actions of Governmental Authorities, or any other event beyond the reasonable control of such Party (each, a “Force Majeure Event”). The Party invoking this Section 14.4 must provide prompt written notice and full particulars of such event to the other Party and will use diligent and commercially reasonable efforts to mitigate the effects of any such Force Majeure Event on such Party’s compliance with and performance under this Agreement.
14.5    Use of Names. Except as required by Applicable Law, neither Party will use the other Party’s nor any of its Affiliates’ (including the limited partners of Blackstone’s or its Affiliates’, Representatives, partners, managers, directors, board members, members, officers, funds, employees or agents) names or trademarks (including, with respect to Blackstone, any reference to “Blackstone” or “The Blackstone Group”) in any promotional materials, advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure in any document employed to obtain funds or financing without the prior written consent of the other Party except as otherwise expressly permitted in this Agreement or as required by Applicable Law. Notwithstanding the foregoing, Blackstone may use the name, logos, and other insignia of Alnylam in any “tombstone” or other advertisements, in its publications, marketing or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of Blackstone, as applicable, without Alnylam’s prior approval.
14.6    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as permitted herein, Alnylam may not assign, delegate or otherwise transfer this Agreement or any of its interests, obligations or rights hereunder without the prior written consent of Blackstone, and any such purported assignment, delegation or transfer without such consent will be void ab initio and of no effect, provided that Alnylam may assign this Agreement, without such consent of Blackstone, to an Affiliate or to any Third Party that acquires all or substantially all of Alnylam’s business, whether by merger, sale of assets or otherwise, as long as such assignee agrees in a writing to be bound by all the provisions of this Agreement as if such assignee were Alnylam under this Agreement. Alnylam shall give notice to Blackstone of any assignment for which consent was not required by Blackstone promptly after the occurrence thereof, and, in the case of an assignment to an Affiliate, Alnylam shall remain liable to Blackstone for its obligations to Blackstone hereunder (and Blackstone shall be entitled to seek recovery for any breach or default of an obligation hereunder from Alnylam or from such Affiliate assignee). Blackstone may assign any of its obligations and rights hereunder, without restriction and without the consent of Alnylam if (a) Blackstone notifies Alnylam at least [***] prior to any such assignment, (b) any such assignee, as a condition precedent to such assignment, agrees in writing with Alnylam to be bound by the obligations of Blackstone contained in this Agreement, (c) notwithstanding any such assignment, Blackstone remains liable to Alnylam for its obligations to Alnylam hereunder (and Alnylam shall be entitled to seek recovery for any breach or default of an obligation hereunder from Blackstone or from such assignee) and (d) in any event, such assignment shall be of the Agreement in its entirety. Notwithstanding the foregoing, Blackstone may assign its right to receive Success Payments in whole or in part, without restriction and without the consent of Alnylam.
14.7    Further Assurances. The Parties will execute such further reasonable documents and perform such further reasonable acts as may be necessary to comply with or more fully effectuate the terms of this Agreement.
14.8    Fees and Expenses. Each Party to this Agreement will bear its own costs and expenses, including attorneys’ fees and expenses, in connection with the closing of the transactions contemplated hereby. Following a breach or default hereunder by Alnylam, Alnylam shall reimburse Blackstone for its costs and expenses (including legal fees) incurred in collecting the Alnylam Obligations, enforcing the Blackstone Security Interests, or in connection with any bankruptcy or insolvency proceeding commenced by or against Alnylam.
14.9    Governing Law. The construction and validity of this Agreement and the provisions hereof, and the rights and obligations of the Parties hereunder, will be governed by the internal laws of the State of New York, and, to the extent applicable to Patents and Trademarks, the applicable federal laws of the U.S., in each instance without regard to conflict of laws principles.
14.10    Dispute Resolution. The Parties recognize that disputes as to certain matters relating to this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. Accordingly, the Parties agree that any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Section 14.10 to any such dispute, controversy or claim) (each a “Dispute”) will be resolved exclusively as follows:
14.10.1    Either Party will have the right to refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations for a period of [***].

Any final decision mutually agreed to by the Executive Officers in writing will be conclusive and binding on the Parties. With respect to any Dispute that remains unresolved after the expiration of [***] after a Dispute is notified to the Executive Officers, then such Dispute will be submitted by the Party seeking to resolve such dispute to the AAA for final and binding arbitration pursuant to the arbitration clause set forth in Section 14.10.2. Notwithstanding the foregoing, no matters relating to breach or alleged breach of the ownership of Intellectual Property or rights in Intellectual Property or the validity or enforceability thereof will be resolved by arbitration, but rather will be determined by a U.S. federal court of appropriate jurisdiction in New York, New York, or, in the absence of federal court jurisdiction, the state courts of the State of New York. Notwithstanding the foregoing, any dispute between the Parties as to whether entering into a Licensing Transaction would have a Material Impact will be resolved as set forth in Section 3.7. Notwithstanding anything in this Agreement to the contrary, either Party will be entitled to seek preliminary injunctive relief in any court of competent jurisdiction immediately if necessary to prevent irreparable harm to that Party.
14.10.2    Arbitration Process.
14.10.2.1 Either Party will have the right to initiate arbitration at any time after the expiration of [***] after a Dispute is notified to the Executive Officers. Any disputes concerning the propriety of the commencement of the arbitration will be finally settled by the arbitral tribunal.
14.10.2.2 Any Dispute including the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in New York in the English language. The arbitration will be administered by the AAA pursuant to its arbitration rules and procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the AAA include any successor thereto. The arbitration will be before a tribunal comprised of three (3) arbitrators. Each Party will select one arbitrator and within [***] of the second arbitrator’s appointment, the two (2) Party appointed arbitrators will select the third, who will serve as the tribunal’s chair or president. All three (3) arbitrators will be professionals with substantial experience in development and Commercialization of biopharmaceutical products. An arbitrator will be deemed to meet these qualifications unless a Party objects within [***] after the arbitrator is appointed. This arbitration provision, and the arbitration itself, will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.
14.10.2.3 Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators will have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions will be limited to a maximum of [***] per Party and will be held within [***] after the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition will be limited to a maximum of [***]. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties will not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, will be determined by the arbitrators, which determination will be conclusive. All discovery will be completed within [***] following the appointment of the arbitrators. All costs or fees relating to the retrieval, review and production of electronic discovery will be paid by the Party requesting such discovery.
14.10.2.4 The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits. The arbitrators will have no power or authority to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement. The cost of the arbitration, including the fees of the arbitrators and reasonable attorney’s fees of the prevailing Party, will be borne by the Party the arbitrator determines has not prevailed in the arbitration.
14.10.2.5 If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of [***] then the arbitral award will be final and binding and will only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. Judgment on such an award may be entered in any court of competent jurisdiction and the Parties undertake to carry out the award without delay. In the event that an arbitral award imposes an injunction or contains a monetary award in excess of [***] the Parties agree that such award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (the “Appellate Rules”) and should not be considered to be final and binding until after the time for filing the notice of appeal under the Appellate Rules has expired. Appeals must be initiated within [***] of receipt of the award, as defined by the Appellate Rules, by filing a Notice of Appeal within any AAA office. Following the appeal process, the decision rendered by the appeal tribunal will be final and binding and judgment on that award may be entered in any court of competent jurisdiction and the Parties undertake to carry out the award without delay.
14.10.2.6 Except as may be required by law, or to protect or pursue a legal right to enforce or challenge an award in legal proceedings, where needed for the preparation or presentation of a claim or defense in this arbitration, or by order of the arbitral tribunal upon application of a Party, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.
14.11    Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCTS LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION 14.11 WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 14.11 WILL NOT LIMIT (A) ALNYLAM’S OBLIGATION TO PAY BLACKSTONE THE AMOUNTS SET FORTH IN ARTICLE 6 OR SECTION 13.3, OR (B) A PARTY’S LIABILITY RESULTING FROM SUCH PARTY’S (I) GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, (II) BREACH OF Article 9, OR (III) INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 11.1.
14.12    Cumulative Remedies. Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, will be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.
14.13    Relationship of the Parties; Independent Contractors. Nothing contained herein will be deemed to create a partnership, joint venture, or similar relationship between the Parties, including for U.S. federal income and other applicable tax purposes. Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and will not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) will not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.
14.14    No Third Party Beneficiaries. This Agreement and the provisions herein are for the benefit of the Parties only, and are not intended to confer any rights or benefits to any Third Party.

14.15    Rights Reserved. No license or any other right is granted to either Party, by implication or otherwise, except as specifically set forth in this Agreement. All rights not exclusively granted to Blackstone are reserved to Alnylam and its Affiliates. Notwithstanding any other provision of this Agreement to the contrary, and for clarity, no Intellectual Property or other proprietary rights Controlled by Alnylam or its Affiliates will be assigned or licensed to Blackstone in connection with this Agreement.
14.16    Amendments; No Waiver. Unless otherwise specified herein, no amendment, supplement, or modification of this Agreement will be binding on either Party unless it is in writing and signed by both Parties. No delay or failure on the part of a Party in the exercise of any right under this Agreement or available at law or equity will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other exercise thereof. All waivers must be in writing and signed by the Party against whom the waiver is to be effective. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time.
14.17    Severability. If any provision (or portion thereof) of this Agreement is determined by a court or arbitration to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such Applicable Law. The Parties will enter into whatever amendment to this Agreement as may be necessary to effectuate such purposes.
14.18    Entire Agreement. This Agreement, including all Exhibits hereto and the Transaction Agreements, contains the entire understanding of the Parties and supersedes, revokes, terminates, and cancels any and all other arrangements, understandings, agreements, term sheets, or representations and warranties, whether oral or written, between the Parties relating to the subject matter of this Agreement.

14.19    Counterparts. This Agreement will be executed in two (2) counterparts, one (1) for either Party, which, taken together, will constitute one and the same agreement. This Agreement will not be binding on the Parties or otherwise effective unless and until executed by both Parties.
14.20    Construction. This Agreement has been negotiated by the Parties and their respective counsel. This Agreement will not be construed in favor of or against either Party by reason of the authorship of any provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC. By: /s/ Yvonne Greenstreet____________ Name: Yvonne Greenstreet Title: Chief Operating Officer

Date: __8/14/2020____________________
Signature Page To The Co-Development Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

BXLS V BODYGUARD – PCP L.P.

By: Blackstone Life Sciences Advisors L.L.C. on behalf of Blackstone Life Sciences Associates V (CYM) L.L.C.

By: /s/ Robert Liptak_________________
            Name: Robert Liptak
            Title: Authorized Person

Signature Page To The Co-Development Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

BXLS FAMILY INVESTMENT PARTNERSHIP V – ESC L.P. By: BXLS V Side-by-Side GP L.L.C. Its General Partner By: /s/ Robert Liptak_________________ Name: Robert Liptak Title: Authorized Person

Signature Page To The Co-Development Agreement

EXHIBIT LIST

Exhibit A        [***]
Exhibit B        [***]
Exhibit C        [***]
Exhibit D        [***]
Exhibit E        Form of IP Security Agreement
[***]            [***]
ACTIVE/105695664.2

Exhibit A
[***]

Exhibit B
[***]

Exhibit C
[***]

Exhibit D
[***]

Exhibit E
Form of IP Security Agreement